Exhibit 10(n)
FINAL VERSION
SALE PURCHASE OF SHARES AND EQUIPMENT AND
INDEBTEDNESS REPAYMENT AGREEMENT
The present Sale Purchase of Shares and Equipment and Indebtedness Repayment Agreement (the “Agreement”), is executed on March 30, 2007, between CMS Energy Corporation, a corporation duly incorporated in accordance with the laws of the State of Michigan, United States of America (the “Seller”), represented in this act by Joseph P. Tomasik, who is a citizen of the United States of America, of legal age, domiciled in the city of Jackson, State of Michigan, and holder of the Passport of the United States of America number 027671098, and Petróleos de Venezuela, S.A. a corporation incorporated in accordance with the laws of the Bolivarian Republic of Venezuela, domiciled in the city of Caracas in the Metropolitan District, originally constituted by Decree N° 1.123 dated August 30th, 1975, published on Extraordinary Official Gazette of the Republic of Venezuela N° 1.170 on the date before mentioned and registered before the First Commercial Registry on September 15th, 1975 of the Judicial Circuit of the Federal District and Miranda State, under No. 23, Volume 99-A, which entry was published on Extraordinary Municipal Gazette N° 413 of the Federal District on September 25th, 1975 and which Corporate Charter and Bylaws have been modified by means of Decrees N° 250, 885, 1313, 2184 and 3299 dated August 23rd, 1979; September 24th, 1985; May 21st, 2001; December 10th, 2002 and December 7th, 2004, respectively, the last decree published on the Official Gazette of the Bolivarian Republic of Venezuela N° 38.081 (the “Buyer”), represented in this act by its President, the citizen Rafael Ramírez Carreño, who is Venezuelan citizen, of legal age, of this domicile, and bearer of the Identity Card N° 5.479.706, duly authorized for this act in accordance with the numeral 4 of the Thirty-Fourth Clause of the Corporate Charter and By-Laws of the Buyer;

     WHEREAS that the Seller is the ultimate owner, through its affiliates of 58.961.700 shares (the “Shares”) of the Sistema Eléctrico de Nueva Esparta, C.A., a Venezuelan corporation (“SENECA”), representing seventy per cent (70%) of the issued ordinary shares of SENECA, and eighty eight and two thousandth per cent (88,002%) of its social capital;
     WHEREAS SENECA, in one side, and some of the affiliates of the Seller, are reciprocally indebted for certain amounts under the concepts described in the Exhibit A, that upon set off result in a outstanding debt by SENECA to the affiliates of the Seller for an amount of at least one million nine hundred thousand Dollars of the United States of America (US$ 1.9 millions) (the “Indebtedness”);
     WHEREAS, that the equipment of an affiliate of the Seller, described in Exhibit B of this Agreement (the “Equipment”) is currently subject to a lease between CMS Enterprises and SENECA (the “Lease”), which unpaid amount is of fifteen millions six hundred thousand Dollars of the United States of America (US$ 15,6 millions) including the payment of purchase to the termination;
     WHEREAS the Seller and the Government of the Republic celebrated a Memorandum of Understanding dated February 13th, 2007 (the “MOU”), which provides for: (i) the sale of the Shares by the Seller to the Buyer, (ii) the repayment of the Indebtedness, and (iii) the transfer in favor of SENECA of ownership of the Equipment (jointly referred to as the “Transactions”); and
     WHEREAS the Seller and the Buyer wish to formalize the Transactions in the terms and conditions provided in this Agreement.
     Based on the above and with the intention of being legally bound by the present Agreement, the parties of this Agreement (the “Parties”) agree the following:

CLAUSE 1
SALE PURCHASE
     Clause 1.1. Sale Purchase of the Shares.
     Subject to the terms and conditions of the present Agreement, at the moment of the Closing (as such term is defined below), the Seller shall assure that its affiliate (i) sell and transfer the Shares to the Buyer, free of all liens, (ii) release the repayment obligation under the Indebtedness, and (iii) sell and transfer the Equipment to the Buyer, free of all security interests. The total price that shall be paid by the Buyer to the Seller for the Transactions is of one hundred five million five hundred thousand Dollars of the United States of America (US$ 105,500,000) (the “Price of the Transactions”), which is divided as follows: (a) for the sale purchase of the Shares, eighty eight million Dollars of the United States of America (US$ 88,000,000); (b) for the repayment of the Indebtedness, one million nine hundred thousand Dollars of the United States of America (US$ 1,900,000); and (c) for the sale purchase of the Equipment, fifteen millions six hundred thousand Dollars of the United States of America (US$ 15,600,000). The Price of the Transactions shall be paid at the Closing (as such term is defined below) only and exclusively in Dollars of the United States of America (with exclusion of any other currency), though wire transfer in immediately available funds, without any set off, withholding (including withholding of taxes) deduction or restriction whatsoever, to the account that to such effect the Seller indicates in writing to the Buyer. The Price of the Transactions constitutes the total compensation to be paid to the Seller for the transfer of ownership of the Shares and the Equipment, as well as for the repayment of the Indebtedness. The Seller, on its own behalf and on behalf of its affiliates, (i) waives, from the Closing, all the claims that has or may have against the Republic or any of its agencies, dependences, enterprises or other entities (including SENECA), or any of their respective directors, officers, employees, agents or representatives, in connection with the Shares, to the announcements or acts of the Republic with respect to the nationalization of SENECA, or any other matter related to SENECA, being excepted any claim that the Seller may have under this Agreement and (ii) commits to indemnify to such parties for any claim of its affiliates related to such matters. The Buyer waives, from the Closing, all claims against the Seller or its affiliates or its respective directors, officers, employees, agents or representatives, for reasonable and legal acts of administration of SENECA carried out before the Closing.

     Clause 1.2 Closing.
     The formalization, perfection and completion of the Transactions shall take place, provided the conditions precedent that are referred in the Clause 5 of this Agreement have been satisfied, in a closing (the “Closing”) that shall be held in the offices of the Buyer in Caracas, Venezuela, on the working day that to such effect the Buyer sets on or before April 30, 2007 (the “Closing Date”) in the understanding that the Buyer shall notify the Seller of the Closing Date five (5) working days in advance.
CLAUSE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Buyer the following:
     Clause 2.1 Incorporation and Authority; Absence of Conflicts.
     It is a corporation duly incorporated and existing in accordance with the law of the State of Michigan, United States of America, and has all the required powers and corporate authority to enter into this Agreement, comply with its obligations hereunder and to carry out the Transactions. This Agreement constitutes a valid and legally binding obligation of the Seller and enforceable against it in accordance with its terms. The Seller is not required to obtain the consent of any third party for the execution and performance of this Agreement. The execution and performance of this Agreement by Seller does not (i) constitutes any violation or breach, nor shall it give a right to the termination or acceleration of any obligation with respect to (a) any constitutive document of the Seller or of SENECA, or (b) any law to which the Seller or SENECA are subject, nor (ii) shall it create any security interest on the assets of SENECA.

     Clause 2.2. Shares and Capital.
     The Shares represent seventy per cent (70%) of the issued ordinary shares of SENECA, and the eighty eight and two thousandth per cent (88,002%) of its social capital. The affiliates of the Seller are the registered owners of the Shares, which are free of all security interests of any nature. Except for the Shares, neither the Seller nor any of its affiliates have any right on the social or stock capital of SENECA, nor have any other rights or interest on SENECA. The Buyer shall acquire the legitimate ownership of the Shares, free of all security interests, when the title to the Shares are delivered at the Closing and its assignment be inscribed on the books of SENECA. SENECA does not have any affiliate or subsidiary nor has any equity right of any kind on the social participation of any third party. Upon Closing, the Seller and its affiliates will not have any outstanding obligations or rights, option rights or other rights, contracts or compromises of any kind related to SENECA and its capital stock.
     Clause 2.3 Equipment and Indebtedness.
     An affiliate of the Seller is the owner of all the Equipment, free of all security interests. On the Closing, the Buyer shall acquire the legitimate ownership of the Equipment, free of liens of any nature. The Indebtedness is the only obligation of any nature of SENECA to the Seller or any of its affiliates, and from the Closing, SENECA shall cease to have any obligation with respect thereto.
     Clause 2.4 Financial Statements.
     The Appendix 2.4 contains a truthful copy of the financial statements and complementary information of SENECA, duly audited, which include the balance sheet, the profits and losses and cash flow reexpressed values, as of December 31st, 2006 (the “Financial Statements”), in the understanding that the complementary information of the Financial Statements includes as well historical values. The Financial Statements were prepared in accordance with the general accepted accounting principles in the Republic, and present in an accurate form all the relevant aspects to the financial condition of SENECA to such date and the result of its operations during the exercise that has concluded.

     Clause 2.5 Conduct of Business and Inexistence of Hidden Liabilities.
     From the date of the issuance of the Financial Statements until the date of the present Agreement (i) SENECA has, in all the relevant aspects, carried out its business and operations within the ordinary course of the business in a manner consistent with its past commercial practices, (ii) neither the Seller, nor SENECA, has taken any action that, if taken after the execution of this Agreement, may constitute a breach to the provisions of Clauses 4.2 and 4.4 (neither has authorized, nor has proposed, nor has executed any contract with aims to take that action), and (iii) in the best knowledge of the Seller, no material adverse effect has occurred in relation with SENECA; provided that, the Seller has disclosed the matters referred to in Appendix 4.1 in connection with the activities of SENECA. Furthermore, except for liabilities incurred after December 31, 2006 in the ordinary course of business consistent with past practice or any matter described in the Appendices hereof, SENECA does not have material obligations or liabilities different from the obligations and liabilities mentioned in the Financial Statements.
     Clause 2.6 Taxes.
     Except as provided in the Appendix 2.6, (i) all the tax returns have been filed with relation to SENECA and all taxes, fines and recharges that SENECA has to pay in accordance with the applicable laws have been paid or have been reserved for on SENECA’s financial statements, and (ii) SENECA has received no notification of a material tax assessments that may affect the valuation of the Shares.
     Clause 2.7 Litigation and Proceedings.
     There is no existing material litigation, whether civil, criminal, administrative or regulatory, nor relevant arbitral proceedings or alternative dispute resolution proceedings or similar proceedings, nor relevant pending investigations, demands, actions or denounces, or to the best knowledge of the Seller, threaten or announced, against or by SENECA, except to those that are described in the Financial Statements or in Appendix 2.7 of this Agreement.

     Clause 2.8 Compliance with the Law.
     Except for the obligation established in the article 6 of the Organic Law of Electric Service related to the separation of activities, SENECA complies in all material respects with all the laws or governmental orders that are applicable to it or to any of its properties or assets.
     Clause 2.9 Transactions with Related Parties.
     Except for the Lease and related letter agreements, there are no agreements currently in effect between SENECA and the Seller, and/or any of its affiliates, shareholders, directors or officers. Except for the property of the Equipment neither the Seller, nor its affiliates or shareholders, directors or officers are the owners or have any right related to the assets, properties or rights used by SENECA.
     Clause 2.10 Property Title and Absence of Security Interests.
     Except as set forth in Appendix 2.10, SENECA is the only and exclusive owner and holder, and has ownership title to all the real property and other assets, including plants, equipment, turbines, rights of way and servitudes, free of all security interests or domain limitation.
     Clause 2.11 Assets Conditions.
     Except as set forth in Appendix 2.11, the assets and properties of SENECA, including plants and equipment, are in reasonable operating condition (excluding the normal wear and tear for use and for limitations imposed to avoid rationing on SENECA’s distribution system) and have received maintenance in accordance with the industry prudent practices .
     Clause 2.12 Contracts.
     Appendix 2.12 contains a complete list of all material contracts entered into by SENECA for the correct and good operation and conduction of the business of SENECA or with an amount higher than two hundred fifty thousand Dollars of the United States of America (US$ 250,000) (the “Important Contracts”). Each of the Important Contracts is in full force and effect, provided that the Seller has disclosed to the Buyer what is set forth in

Appendix 4.1 in connection with the possible termination of the reinsurance. SENECA is not in breach in accordance with the Important Contracts, and the completion of the Transactions will not result in any breach on the part of SENECA in accordance to the Important Contracts, nor will it give right to the counterpart for early termination of the same.
     Clause 2.13 Environmental Liability.
     Except as set forth in Appendix 2.13, in the best knowledge of the Seller there are no environmental liabilities of SENECA that may affect in an adverse manner the valuation of the Shares.
     Clause 2.14 Absence of Indemnification Obligation to Employees.
     Except for payment obligations in accordance with the labor laws that could arise with relation to Seller’s obligation provided in the Clause 4.3, the execution and performance of this Agreement by the Seller shall not give any right to any employee, officer or director of SENECA to receive from SENECA any payment whether arising from the change of control, related with an obligation derived from termination or by any other reason.
     Clause 2.15 Complete Disclose.
     The Seller has disclosed to the Buyer all the material information and documentation that may affect the valuation of the Shares. Furthermore, no written information or documentation provided or to be provided by the Seller or any of its affiliates (including SENECA) to the Buyer hereunder or in connection with the Transactions contemplated in this Agreement contains or will contain any false declaration or information of any material fact, nor will they omit any material fact so that the representations granted are not misleading in the light of the circumstances under which they were made.

CLAUSE 3
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller that the Buyer has all the required powers and corporate authority to enter into this Agreement, comply with its obligations hereunder and to carry out the Transactions. The execution and performance of this Agreement by the Buyer and the completion of the Transactions hereunder have been validly and duly authorized by all the necessary corporate and administrative bodies. This Agreement has been duly and validly executed by the Buyer and constitutes a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms.
CLAUSE 4
ADDITIONAL COVENANTS
     Clause 4.1 Activities of SENECA.
     The Seller warrants that, between the date of execution of this Agreement and the Closing, (i) the operations of SENECA shall be carry out in the ordinary course of its business in a consistent manner with its past commercial practices, including maintenance in force of agreement, permits, consents, leases and insurance policies of such operations, in the understanding that for all the effects of this Clause 4.1(i), the Seller has revealed to the Buyer the concepts indicated in the Appendix 4.1, and (ii) shall make its best efforts to maintain the business, operations and good reputation of SENECA with the clients and providers whose relation is relevant for the business and operations of SENECA in a consistent manner with its past commercial practices.
     Clause 4.2 Access to Information, Transition Committee.
     Between the date of execution of this Agreement and the Closing Date, the Seller shall (a) provide to the Buyer a copy of the financial statements and operative reports received by the Seller and related, in each case, with the operation of SENECA, as close as possible to the date issued, and (b) give access to Buyer, during working hours and having received a request, to all the properties, books and files and administrative personnel of SENECA and to all the information related thereto. To carry out an organized transmission of the property and management of SENECA, the Seller will assure that SENECA will cooperate with a transition committee to be designated by the Seller.
     Clause 4.3 Resignations.
     The Buyer shall indicate in writing to the Seller the directors of SENECA that the Buyer desires their resignation before the Closing. The Seller shall cause SENECA to obtain the resignation of said directors, effective upon Closing.
     Clause 4.4 Distribution.
     Without prejudice to Seller’s rights provided in the Clause 4.6, the Seller will not allow, from the date of execution of this Agreement until the Closing Date, SENECA to declare, make or separate funds for dividends or distributions to its shareholders.
     Clause 4.5 Delivery of Documentation.
     At the Closing, the relevant entry of the transfer of the Shares in the registry of shareholders of SENECA and, in each case, the endorsement of the Shares in favor of the Buyer, shall be made. Furthermore, the Seller shall deliver to the Buyer all the documentation that may be necessary to evidence the completion of the Transactions, including the documentation that evidences the transfer of the ownership of the Equipment, the termination of the Lease (and related letter agreements) and a repayment certificate of the indebtedness owed by SENECA that have been set off in accordance with Exhibit A of this Agreement, including with respect to the Indebtedness. By its part, SENECA shall issue a repayment certificate of the indebtedness owed by Seller that has been set off in accordance with Exhibit A of this Agreement.

     Clause 4.6 Pending Lease Payment.
     The Parties acknowledge that on December 14, 2006, SENECA delivered to Enelmar S.A., an affiliate of the Seller, the amount of Bs. 1,961,737,077.50 as guarantee for the payment of the lease of the fourth quarter of 2006 under the Lease Agreement (the “Pending Lease Payment”). Such payment is awaiting the governmental authorizations on exchange control to be paid to the Seller or its affiliate. In the event that SENECA obtains conversion approval from CADIVI not less than five (5) days before the Closing, SENECA will be able to transfer the amount of the Pending Lease Payment to the Seller or its affiliate, provided that SENECA has previously received from the Seller or its affiliate the amount in Bolivars of the Pending Lease Payment. In the event that SENECA has not obtained the conversion approval from the competent authorities five (5) days prior to Closing, Buyer shall transfer to Seller at the Closing, only and exclusively in Dollars of the United States of America the amount of nine hundred twelve thousand four hundred thirty five Dollars of the United Sates of America and eighty five cents (US$912,435.85) (without interest, charges, penalties or similar), provided that the Seller or its affiliate transfer, previously or simultaneously, to SENECA the Pending Lease Payment in Bolivars. Upon receipt from Buyer of the Pending Lease Payment in Dollars, Seller and its affiliates shall be deemed to have released SENECA from any liability with respect to the Pending Lease Payment.
CLAUSE 5
CONDITIONS FOR THE CLOSING
     Clause 5.1 Conditions to the Obligation of the Buyer.
     The obligation of the Buyer to formalize and complete the Transactions is subject to the following conditions precedent:
a)	The Seller shall have complied with all its obligations as set forth herein on or before the Closing Date, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of execution of this Agreement and as of the Closing Date, as if they were made at that time;

b)	No facts or circumstances (including the ones that have arisen during the legal and financial due diligence carried out by the Buyer in relation to SENECA) shall exist that have resulted or may reasonably result in a material adverse effect in connection with the value of the Shares, provided that (i) the Price of the Transactions is based on the Financial Statements and (ii) the Buyer does not have the intention to challenge the decisions taken by SENECA prior to the Closing, which have been taken under reasonable commercial criteria;

c)	No material adverse change shall have occurred in the business, financial condition or the operations of SENECA; and

d)	The Buyer shall have received the resignations of the Directors that have to resign in accordance with the provided in the Clause 4.3.
     Clause 5.2 Conditions to the Obligation of the Seller.
     The obligation of the Seller to formalize and complete the Transactions is subject to the warranties and representations of the Buyer contained in this Agreement being true and correct in all the material aspects as of the date of execution of this Agreement and as of the Closing Date, as if they were made on that moment.
CLAUSE 6
INDEMNIFICATION
     Clause 6.1 Seller Indemnification.
     The Seller shall protect, defend, indemnify and hold the Buyer and its affiliates (including to SENECA) and to the relevant representatives, successors and assigns of each one of the above (jointly referred as, the “Indemnified Parties”) harmless of liability for and against all the losses, damages, liabilities and claims of any nature such Indemnified Party have incurred, endured, suffered, to the extent they arise or are related to any inaccuracy of any representation made or warranty granted by the Seller in this Agreement, or with the breach of the Seller to any obligation provided in this Agreement, with the understanding that to enforce this indemnity, in relation to the representations of the warranties provided for in the Clauses 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.11, 2.12, 2.13, 2.14 and 2.15, the Buyer shall have notified Seller of the claim within one year from the date of the Closing.
     Clause 6.2 Buyer Indemnification.
     The Buyer shall protect, defend, indemnify and hold the Seller harmless of liability from and against all the losses, damages, responsibilities and claims of any nature such Indemnified Party have incurred, endured, suffered, to the extent they arise or are related to any inaccuracy of any representation made or warrant granted by the Buyer in this Agreement, or the breach by Buyer of any obligation contained in this Agreement.
     Clause 6.3 Notice and Third Party Claims.
     If any third party notifies Seller or Buyer (as the case may be, an “Indemnified Party”) of any matter which may give rise to a claim (each, a “Third Party Claim”) for indemnification against Seller or Buyer (as the case may be, the “Indemnifying Party”), then the Indemnified Party shall promptly (and in any event within fifteen (15) business days after receiving service of process in a claim, demand, lawsuit, administrative proceeding or arbitration proceeding with respect to the Third Party Claim) notify in writing each Indemnifying Party of such circumstance. The Parties shall cooperate between them and solve any Third Party Claim.

CLAUSE 7
GENERAL DISPOSITIONS
     Clause 7.1 Fees and Expenses.
     The Party that incurs in fees or expenses in connection with or related to this Agreement or to the Transactions shall pay and absorb them, whether or not such Transactions are completed, and SENECA shall not pay fees or expenses of the Seller.
     Clause 7.2 Notices.
     All the notices and other communications that have to be delivered in accordance with this Agreement shall be in writing and will have effect when received by the addressee on the address or fax indicated below:

If it is to the Buyer:	Petróleos de Venezuela
Av. Libertador, Edif. Petróleos de Venezuela,
Torre Este, La Campiña — Caracas, D.C.
Venezuela.
Attention: Legal Department
Telephone: +58 (0) 212 708 47 90
Fax: +58 (0) 212 708 46 66

If it is to:	CMS Energy Corp.
One Energy Plaza
Jackson, Michigan
Attention: General Counsel
Telephone: (517) 788-0550
Fax: (517) 788-1671
     Clause 7.3 Entire Agreement
     This Agreement embodies the entire agreement among the Parties relating to the transactions contemplated herein. There are no agreements, representations, or warranties among the parties other than those set forth or provided for herein. This Agreement supersedes any prior agreements, understandings, or letters of intent between or among the Parties with respect to the subject matter of it.
     Clause 7.4 Applicable Law, Special Domicile and Jurisdiction.
     The interpretation, enforceability and performance of this Agreement shall be governed in accordance with the laws of the Bolivarian Republic of Venezuela and to all legal effects the Parties select as special domicile the City of Caracas. The Parties agree to resolve any controversy or dispute that arises between them in connection with the interpretation and performance of this Agreement in amicable manner and in good faith. In the event that any controversy or dispute cannot be resolved amicably, the Parties submit to exclusive jurisdiction of the Court sitting in the City of Caracas.
     IN WITHNESS WHEREOF, the Seller and the Buyer execute this Agreement through their duly authorized officers on the date written in the heading.

CMS ENERGY CORPORATION
By:	/s/ Joseph P. Tomasik
Vice President

PETRÓLEOS DE VENEZUELA, S.A.
By:	/s/ Rafael Ramirez

Annex A
Indebtedness
SENECA Accounts Payable (Positive Balance) and Accounts Receivable (Negative Balance): CMS de Venezuela
Summary
In Venezuelan Bolivars
As of February 28, 2007

	2000	2001	2002	2003	2004	2005	2006	Total
Fees -Services - Income	2.346.630.597,34							2.346.630.597,34

Fees Expense			(8.031.568,93)		(4.002.009,60)	(40.118,485,00)	(61.344.825,50)	(113.496.889,03)

Business Assets Tax			(57.034.228,94)	(8.147.747 0)				(65.181.965,92)

Income Tax		26.239.488,92	(246.112.355,89)	(94.910.319,81)			(1.157.375.613,00)	(1.472.158.799,78)

Sale of Fiscal Credits							(1.283.129.991,00)	(1.283.129.991,00)

Travel Expenses					(228.748,80)			(228.748,80)

Equipment Leasing	1.609.992.000,00	115.271.061,12						1.725.263.061,12

Debt Capitalization		(382.076.335,42)						(382.076.335,42)

Amounts charged to Account			(346.838.516,85)					(346.838.516,85)

	2000	2001	2002	2003	2004	2005	2006	Total
Other debts						56,68		56,68

Net Balance	3.956.622.597,34	(240.565.785,38)	(658.016.670,61)	(103.058.066,79)	(4.230.758,40)	(40.118.428,32)	(2.501.850.429,50)	408.782.458,34
SENECA Accounts Receivable (Positive Balance) and Accounts Payable (Negative Balance): Enelmar
Summary
In US Dollars

	2000	2001	2002	2003	2004	2005	2006	2007 *	Total
Fees-Services	12.982,11	7.092,00	1.200,00	725,00	3.376,56	3.220,41	11.178.41		39.774,49

Business Assets Tax			2.146,46	488,37	134,95				2.769,78

Income Tax					12.310,99	138.302.48			150.613.47

Other expenses (mail - miscellaneous services - miscellaneous expenses				(18.492,86)	16,16				(18.476,70)

Enelmar 1% Capitalization Rate					188.077,43				188.077,43

Adjustments Commissions					(13.842,18)	(9.950,94)		3.954,86	(19.838,27)

Payment on Account						(102.378,30)			(102.378,30)

Travel Expenses						56,82			56,82

Net Balance	12.982,11	7.092,00	3.346,46	(17.279,49)	190.003,91	29.250,47	11.178,41	3.954,86	240.528,73

*	As of February 28, 2007

SENECA Accounts Payable (Positive Balance) and Accounts Receivable (Negative Balance): CMS Electric & Gas.
Summary
In US Dollars

	2000	2001	2002	2003	2004	2005	2006	2007 *	Total
Fees-Services	1.104.193,14	139.223,95	618,25	4.223,33	7.420,68	44.712;49	30.057,81	5.144,20	1.335.593,85

Travel Expenses	56.689,99	5.700,43	9.181,43		16.967,52	6.704,66	6.751,81	(1,836.07)	100.159,77

Equipment — Materials for Luisa Caceres de Arismendi Plant (PLCA)	934.301,40	134.089,95	9.742,82						1.078.134,17

Caterpillar (CAT) Units	2.382.967,72								2.382.967,72

EDEERSA Open SGC Start-up Assistance	246.676,24	63.550,91							310.227,15

Equipments IT &T, Software and Communications	128.822,33	72.495,21	13.788,25		2900,8	16.677,45	16243,88	4.157,59	252.075,51

Furniture and Equipment, Head Office	162.820,83	53.843,45							216.664,28

Insurance expenses		692.931,52	653.442,67		19.364,18	14.416,15	15.575,30	2.474,39	1.398.204,21

	2000	2001	2002	2003	2004	2005	2006	2007 *	Total
Other expenses (mail - miscellaneous services- miscellaneous expenses	138.327,29	20.898,11	3.461,47		833,44	487,30			164.007,61

Debt Negotiation			(3.333.245,68)	(501.139,16)		(796.742,00)			(4.631.126,84)

Adjustments			(18.483,41)						(18.483,41)

Net Balance	5.151.798,94	1.182.733,53	(2.661.504,20)	(496.915,83)	47.486,62	(713.743,95)	68.628,80	9.940,11	2.588.424,02

*	As of February 28 2007

Annex “B”
EQUIPMENT DESCRIPTION
Two (2) General Electric Alstrom Frame 6561B gas generating turbines installed at the plant named Luisa Caseres de Arismendi located in Sector Macho Muerto, Margarita Island Bolivarian Republic of Venezuela and having the following serial numbers: Unit 1-832 and Unit 2-837, with their respective step-up transformers.
Generating Units:
Brand: 2 General Electric Alstrom Frame 6561B gas generating turbines. 38,300 kilowatts each:
Model Number: PG6561B
Serial Numbers: 832 and 837
Turbine Type: Gas generating turbines (diesel)
Use: Generate electrical power
Valor estimado: US$11.507.500,00 each
Quality: GE Standard
Condition: Used
Identification: Known in plant as TG-10 and TG-11
Manufacturing Characteristics: Metal Finishing
Present State/Condition: Unit TG-10 has accumulated 54,000 operating hours and Unit TG-11 has accumulated 50,000 operating hours.
Step-up Transformers:
Brand: Koncar Power
Serial numbers: 307040 y 307041
Power: 30 / 50 MVA
Transformer Ratio: 13.8 / 115 kV
Cooling: OA / FA
Identification: known in Plant as TR-10 and TR-11

SENECA — Sistema Electrico del Estado Nueva Esparta, C.A.
Independent Auditors’ Report
Financial Statements
For the years ended December 31, 2006 and 2005
SENECA — SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA, C.A.
Deloitte Lara Marambio & Asociados
Torre Corp Banca, Piso 21, Av. Blandfn, La Castellana Caracas 1060 — Venezuela 2
Tel: (58-212)206 85 03 Fax: (58-212) 206 88 70 www.deloitte.com/ve
INDEPENDENT AUDITORS’ REPORT
To the Stockholders and Board of Directors of
SENECA — Sistema Electrico del Estado Nueva Esparta, C.A.
We have audited the accompanying balance sheets of SENECA — Sistema EI6ctrico del Estado Nueva Esparta, C.A. as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, stated in constant bolivars. These financial statements have been prepared by and are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in Venezuela. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes . assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 23 to the financial statements, on February 13,2007 the Company’s main stockholder signed a memorandum of understanding with Petr61eos de Venezuela, S.A. (PDVSA), which establishes the bases of negotiation for the sale of its equity participation in the Company.
In our opinion, such financial statements present fairly, in all material respects, the financial position of SENECA — Sistema Eltctrico del Estado Nueva Esparta, C.A. as of December 31,2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in Venezuela.

As indicated in Note 20 to the financial statements, from January 21, 2003, the Venezuelan Government and die Central Bank of Venezuela agreed to temporarily suspend the trading of foreign currencies in the country. In connection therewith, they have entered into some Exchange Agreements and issued certain related standards that rule the Foreign Currency Management Regime and establish the exchange rate applicable to transactions set forth in such agreements. The Company has taken proceeds with die corresponding institutions to obtain the foreign currencies required for the payment of its foreign currency liabilities, and presents a foreign currency asset and liability position as of December 31, 2006 and 2005 as indicated in Note 20 to the financial statements. To the date of this report, the acquisition of foreign currencies necessary for foreign transactions carried out by the Company in the normal course of operations, will be dependent upon: (1) the approval of all the registrations requested by the related institutions; (2) the availability of foreign currencies to be established in the application of the standards referred to above; and (3) the actions to be performed by the Company to obtain either the required foreign currencies not requested with the related institutions, of those requests that could be rejected by such institutions; therefore, we do not have sufficient facts in order to determine the effects, if any, on the financial statements as of December 31,2006.
The translation of the financial statements into English has been made solely for the convenience of English-speaking readers.
LARA MARAMBIO & ASOCIADOS
Adriana Blanco E.
Public Accountant CPCN° 5416
Caracas — Venezuela, January 20,2007, except for the matter mentioned in Note 23 to the Financial Statements, as to which the date is February 13, 2007

SENECA — SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA, C.A.
BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005
IN CONSTANT BOLIVARS AS OF DECEMBER 31, 2006
(In thousands of bolivars)

	NOTES	2006	2005

ASSET

CURRENT ASSETS:
Cash and equivalents	1, 2 and 20	37,554,635	28,155,419
Accounts receivable, net	3 and 20	34,971,793	34,683,575
Inventories, net	1 and 4	4,469,046	3,409,775
Prepaid expenses and other current assets	5 and 20	5,124,620	6,869,076

Total current assets		82,120,094	73,117345

LONG-TERM ACCOUNTS RECEIVABLE	13	508,633	566,818
PROPERTY, PLANT AND EQUIPMENT, NET	1 and 6	330,181,660	337,451,773
DEFERRED CHARGES AND OTHER ASSETS, NET	1 and 7	1,015,728	194,720

TOTAL		413,826,115	411,331,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	17,18,19 and 21	31,056,958	7,838,821
Accounts payable to related companies	13 and 20	1,967,804	4,612,960
Accrued liabilities	9	11,348,238	12,154,695
Other accounts payable		851,717	490,189

Total current liabilities		45,224,717	25,096,665
LONG-TERM LIABILITIES:
Accounts payable to stockholder and related companies	13 and 20	5,952,523	9,716,176
Accrual for severance benefits	1	4,444,822	4,294,715
Accrual for pension plan	1 and 8	5,745,867	477,725
Accrual for contingencies	1 and 22	858,252	824,676

Total long-term liabilities		17,001,464	19,213,292

Total liabilities		62,226,181	44,309,957

STOCKHOLDERS’ EQUITY:
Restated capital stock (equivalent to nominal capital stock of Bs. 127,457,58)	14	361,894,743	361,894,743
Stockholders’ contribution to be capitalized		2,989,215	264,693
Legal reserve		264,693	4,861,763
Accumulated surplus		(13,548,717)
Total stockholders’ equity		351,599,934	367,021,199

TOTAL		413,826,115	411,331,156

See notes to the financial statements

SENECA — SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA, C.A.

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
IN CONSTANT BOLIVARS AS OF DECEMBER 31, 2006

	NOTES	2006	2005

OPERATING REVENUES	1	104,288,054	129,689,673

PURCHASES OF ENERGY AND DIESEL	18 and 19	40,063,101	39,692,258

GROSS MARGIN		64,224,953	89,997,415

OPERATING COSTS:
Operating and maintenance expenses		50,201,015	56344,865
Administrative expenses		13,757,092	14,564,153
Commercialization expenses		14,101,231	17,285,050

		78,059,38	88,194,068

OPERATING (LOSS) INCOME	16	(13,834,385)	1,803347

OTHER INCOME AND EXPENSES:
Loss from disposal of property, plant and equipment	13	(561,135)	(666,033)
Gam on debt Structuring	7	924,136	1,930,871

Reversal of provisions for net realizable value of other assets		363,001	1,264,838
COMPREHENSIVE FINANCING COST:
Monetary result for the period	1 and 15	(4,016,881)	(2,942,910)
Loss from sale of investment securities	2	(5,430)	(160,671)
Exchange loss, net	1	2,658,507	(765,610)
Financial income, net		(1,363,804)	1,425,126
			(2,444,065)

(LOSS) INCOME BEFORE INCOME TAXES		(14,835,188)	624,120

INCOME TAXES	1 and 12

NET (LOSS) INCOME		(14,835,188)	624,120

See notes to the financial statements

SENECA — SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA, C.A.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
IN CONSTANT BOLIVARS AS OF DECEMBER 31, 2006
(In thousands of bolivars)

		Restated	Stockholder’s			Accumulated	Total
		Capital	contribution to	Legal	Special	surplus	stockholders’
	NOTES	stock	be capitalized	reserve	reserve	(deficit)	equity

BALANCES AS OF DECEMBER 31, 2004		361,894,743	—	233,487	—	4,268,849	366,397,079
Net income		—	—	—	—	624,120	624,120
Provision for legal reserve		—	—	31,206	—	(31,206)	—

BALANCES AS OF DECEMBER 31, 2005		361,894,743	—	264,693	—	4,861,763	367,021,199
Dividends declared	14	—	—	—	—	(3,575,292)	(3,575,292)
Stockholder’s contribution to be capitalized	14	—	2,989,215	—	—	—	2,929,215
Net loss		—	—	—	—	(14,835,188)	(14,835,188)

BALANCES AS OF DECEMBER 31, 2006		361,894,743	2,989,215	264,693	—	(13,548,717)	351,599,934
See notes to the financial statements

SENECA — SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA, C.A.

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005
IN CONSTANT BOLIVARS AS OF DECEMBER 31, 2006
(In thousadsof bolivars)

	NOTES	2006	2005

OPERATING ACTIVITIES:
Net (loss) income	1 and 15	(14,835,188)	624,120
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Comprehensive financing cost-Exchange loss, net		5,430	765,610
Monetary result for the period		4,016,881	2,942,910
Depreciation		20,771,105	20322,112
Accrual for severance benefits		1,774,630	1*492,957
Allowance for doubtful accounts		683,779	2316,674
Reversal of provision for realizable value of other asset:		(924,136)	116,820
Allowance for obsolescence		10091	(4320,178)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable		(6,498,097)	(8,090382)
Inventories		(1,791,155)	(1342,154)
Prepaid expenses		814,043	(3,948,140)
Increase (decrease) in:
Accounts payable		22355,859	(265378)
Accrued liabilities		1,040.959	2,001338
Accrual for pension plan		2,179,767	(297,952)
Accrual for contingencies		166,706	(176,639)
Severance benefits paid		(933,396)

Net cash provided by operating activities		28,836,178	11,941,718

INVESTING ACTIVITIES:
Purchases of property, plant and equipment		(12,878,102)	(11,120,198)

Net cash used in investing activities		(12,878,102)	(11,120,198)

FINANCING ACTIVITIES:
Cash dividends	14	(586,077)

Net cash used in financing activities		(586,077)

NET INCREASE IN CASH AND CASH EQUIVALENTS		15,371,999	821320
CASH PURCHASING POWER LOSS		(5,972,783)	(3,545,368)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR		28,155,419	30,879367

CASH AND CASH EQUIVALENTS AT THE END OF YEAR		37,554,635	28,155,419

MONETARY RESULT FOR THE PERIOD	14	1,955,900	602,458
CORRESPONDING TO:
Operations		(5,972,781)	(3,545368)
Cash		(4,016,881)	(2,942,910)
INFORMATION ON TRANSACTIONS NOT GENERATING CASH FLOWS:
Stockholder’s contribution to be capitalized		2,989^15
See notes to the financial statements

SENECA — SISTEMA ELECTRICO DEL ESTADO NUEVA ESPARTA, CA.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(In thousands of constant bolivars)
1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
The Company was incorporated on February 26, 1998 and is mainly engaged in the generation, non-trunk transmission, distribution and commercialization of electric energy in Nueva Esparta state and its interconnection with the National Electric System
On June 3,1998, the National Government issued Decree N° 2552 granting SENECA Sistema Eletrico del Estado Nueva Esparta, C.A., a concession for the exclusive rights to render public electric services in Nueva Esparta State (See Notes 10 and 17).
Significant accounting policies —The main accounting policies used by the Company for the preparation of its financial statements are summarized as follows:
a.	Financial statements in constant bolivars — The financial statements are presented in constant bolivars, for the purpose of eliminating the distortion generated by changes in the price levels in the Venezuelan economy. The General Price Level Method (G.P.L.) was used to prepare the financial statements in constant bolivars. This method consists in substituting the measurement unit used in traditional accounting for a constant currency, restated at the date of the financial statements. For restating purposes, the “Consumer Price Index” (C.P.I.) for the metropolitan area of Caracas was used, which is issued by the Central Bank of Venezuela.
Monetary items included in the balance sheet are presented at nominal value, since they reflect the purchasing power of the monetary unit to the date of the last balance sheet. Nonmonetary items such as inventories, deferred charges, and other assets, property, plant and equipment, capital stock and other income accounts related to nonmonetary items such as depreciations and amortizations are stated in constant bolivars using the ^ factor from the date of acquisition or origin. Operating revenues, costs and expenses and other monetary items are stated in constant bolivars, based on the average inflation factor for the year. The monetary result for the year is calculated applying during the period die inflation rates to net monetaiy assets and liabilities. This represents the result from exposure to inflation for holding net monetary assets or liabilities during inflationary periods (See Note 15).
The 2005 financial statements, previously presented in constant bolivars at that date, are presented for comparison purposes in constant bolivars as of December 31,2006 through the application of the annual variation in the Consumer Price Index (C.P.I.).

The Consumer Price Indexes at the beginning, end and average for the years ended December 31 are as follows:

	2006	2005

At the beginning of year	525.65	459.65
At the end of year	614.83	525.65
Average for the year	565.01	497.13
Inflation for the year	16.97%	14.36%
b. Cash equivalents — Cash equivalents include investments in time deposits, maturing in three months or less and National Public Debt Bonds with agreed-upon terms generally under 30 days (See Note 2).
c. Allowance far doubtful accounts — Allowance for doubtful accounts is determined by management based on the estimated amount of doubtful accounts over the basis of specific balances and prior year experience, considering both official and private entities (See Note 3).
d. Inventories — Inventories are accounted for at cost adjusted for inflation, determined under the average cost method, which does not exceed their recovery value (See Note 4).
e. Property, plant and equipment — Property, plant and equipment included as assets during the shares transfer process, are presented at acquisition cost determined by appraisals made by independent appraisers at acquisition date and restated through the application of the corresponding CPI. Property, plant and equipment subsequently acquired are presented at acquisition cost adjusted for inflation. Disbursements for maintenance and repairs are charged to income for the year as incurred, while disbursements for renewals or improvements are capitalized. Depreciation is calculated using the straight-line method based on the original estimated useful lives of the assets, as follows (See Note 6):

Years
Transmission system	7-36
Diesel plant	15-30
Distribution system	10-25
Metering equipment	15-25
Computers and software	2-10
Coche plants	15-30
Vehicles and trucks	5-15
Buildings	5-20
Flow Meter	5-25
Communication equipment	5-15
Office furniture and equipment	12
The Company includes within property, plant and equipment* inventories of spare parts that will be used for maintenance or improvement of property, plant and equipment, based on International Accounting Standard (IAS) 16 Property, plant and equipment.
Constructions in progress include the costs of on-going projects and are depreciated upon beginning of operations

f. Deferred charges — Deferred charges mainly correspond to organization and restructuring expenses, which are amortized over five (5) years or less using the straight-line method and are restated for inflation considering its original acquisition date (See Note 7).
g. Accrual for severance benefits — Accrual for severance benefits comprises all the liabilities related to the workers’ vested rights in accordance with the Labor Law and the collective bargaining agreement.
Additionally, the Company maintains an accrual based on experience to cover this liability set forth in the current legislation with respect to the employees* stability.
h. Income taxes—The provision for income taxes represents the sum of the estimated current income tax payable and deferred income taxes, if significant.
Current income taxes are determined by applying the tax rates as established by the current tax legislation to net taxable income for the period. Deferred income taxes have been determined in accordance with Statement of Accounting Principles N° 3 (DPC-3 Accounting for income taxes — Revised August 2003). In accordance with said statement, deferred tax assets and liabilities should be recognized, corresponding to the amount of income taxes expected to be recovered or payable on temporary differences between reported book values of assets and liabilities and their corresponding tax bases.
Deferred tax assets and liabilities are determined by applying the tax rates established or decreed under current tax law at the balance sheet date.
The recording of the deferred income tax is subjected to the assurance, beyond a reasonable doubt, of its realization. Considering current conditions, the Company has not recorded the asset resulting from deferring the tax effect on the aforementioned temporary differences.
The investment tax credit resulting from investments in property, plant and equipment is treated as a reduction of the provision for current income taxes (See Note 12).
i. Accrualfor pension plan and other post-retirement benefits — The non-contributory pension plan and other post-retirement benefits (medical benefit insurance and electric subsidy) are accumulated in accordance with estimates made by independent actuaries and based on the technical discount rate used to calculate the obligation for the projected benefit (See Note 8).
j. Accrual for contingencies — Contingencies are situations at each period closing that might result in a loss for the Company, and the realization of which depends oh the potential occurrence or non-occurrence of one or more future events. Review of contingent liabilities and creation of corresponding accruals is the responsibility of the Company’s management, based on the opinion of its legal counsel and available judgment elements (See Note 22).
k. Fair value of financial instruments — The carrying amount reported on the balance sheets for cash and cash equivalents, accounts receivable and payable, accruals and other short-term liabilities approximate their fair values due to the short-term maturity of these financial instruments. Consequently, these items have been excluded from the disclosure of fair value in the notes to these financial statements.

l. Transactions in foreign currency — Transactions in foreign currency are recorded in bolivars using the exchange rates applicable on the transaction date/Balances in foreign currency are presented in bolivars and adjusted at the year-end exchange rate. The resulting exchange differences are recorded in die statement of operations (See Note 20).
m. Revenue recognition — Revenues from energy services are recognized on a cumulative basis in the period earned. At each month-end, Company’s management estimates and records the unbilled energy effectively distributed to its subscribers. As of December 31,2006 and 2005, accounts receivable include Bs. 5,960,304 thousand and Bs. 5,990,906 thousand, respectively, from earned but unbilled revenues. Once approved, decreases in the price of diesel foel granted by the Ministry of Energy and Petroleum (MENPET) are recorded as income in their corresponding period and presented as operating income in the statement of operations (See Note 16).
n. Use ofestimates in the preparation ofthefinancial statements — The preparation of financial statements in conformity with accounting principles generally accepted in Venezuela requires management to make estimates and assumptions that affect die reported amounts of assets and liabilities, their disclosure and the reported amounts of revenues and expenses. Final results could differ from those estimates.
o. Reclassifications — Certain items of the financial statements as of December 31,2005 have been reclassified to conform to the 2006 presentation.
Previously reported Reclassification Restructured

Property, plant and equipment, net	315,696,835	21,754,938	337,451,773
Inventories, net	25,164,713	(21,754,938)	3,409,775
For the purpose of complying with International Accounting Standard N° 16, Company’s management has decided to include inventories of spare parts in Property, plant and equipment, by considering these are fixed asset components which will only be used for maintenance or improvement of Property, plant and equipment.
2. CASH AND EQUIVALENTS
As of December 31, cash and equivalents are as follows:

	2006	2005

Cash and banks	1,650,750	3,702,455

Placements:
Time deposits	15,016,000	13,690,898
National Public Debt Bonds (DPN)	20,887,885	10,762,066

	37,554,635	28,155,419

Placements in time deposits are due in 90 days or less with annual interests at current market rates ranging between 5.50% and 10%, and 6.5 and 12% for the years 2006 and 2005, respectively. National Public Debt Bonds placements are due in 90 days or less, with annual interests ranging between 3.30% and 7.25%, and 3.5% and 10.5% for 2006 and 2005, respectively

During 2005, the Company purchased National Public Debt Bonds (PDB), which were exchanged by securities denominated in foreign currency and later traded on the secondary market. As a result of these transactions, losses were generated, which amounted to Bs. 160,671 thousand in 2005, included in the statements of operations as comprehensive financing cost.
3. ACCOUNTS RECEIVABLE, NET
As of December 31, accounts receivable, net are as follows:

	2006	2005

Accounts receivable from customers, net	34,838,892	34,560,287

Other	132,901	123,288

	34,971,793	34,683,575

As of December 31,2006 and 2005, accounts receivable from customers include Bs. 22,469,081 thousand and Bs. 23,106,256 thousand, respectively, corresponding to accounts receivable from government entities, which are mostly over 360 days (Note 21). The Company reviews pending balances on a regular basis in order to update debts with these entities and take proceeds for their collection.
Management considers that all receivable balances from official entities will be fully recovered since they are guaranteed by the Venezuelan Government.
During 2006, the Company collected for street lighting and electric power supply Bs. 1,089,319 thousand and Bs. 974,933 thousand from Macanao and Tubores Municipalities, respectively.
During 2005, the Company collected Bs. 1,225,515 thousand for street lighting and electric power supply from Antolfn del Campo Municipality and Bs 1,848,127 thousand from Antonio Diaz Municipality.
As of December 31, 2006 and 2005, allowance for doubtful accounts amounts to Bs. 8,707,081 thousand and Bs. 9,907,542 thousand, respectively. Likewise, write-offs to accounts receivable amounted to Bs. 395,764 thousand and Bs. 1,006,363 thousand for 2005.
INVENTORIES, NET
As of December 31, inventories, net are as follows:

	2006	2005

Materials and spare parts for distribution	3,556,113	2,233,619

Fuels	447,959	670,612
Other	543,390	544,560
Materials and spare parts for transmission	578,398	508,806

	5,125,860	3,957,597
Less — allowance for obsolescence	(656,814)	(547,822)

	4,469,046	3,409,775

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS
As of December 31, prepaid expenses and other current assets are as follows:

2006	2005

1,982,960	4,988,076
1,940,925	32,020
451,840	135,094
543,765	1,506,030
205,130	207,856

5,124,620	6,869,076

Guarantee deposits (Note 13)
Prepaid insurance
Advances to suppliers
Prepaid taxes
Other
6. PROPERTY, PLANT AND EQUIPMENT, NET
As of December 31, property, plant and equipment, net are as follows:

	2006	2005

Transmission system	121,664,667	121,248,597
Diesel plants	122,168,291	121,930,731
Distribution system	96,593,015	93,169,888
Metering equipment	51,577,367	47,526,098
Computers and software	20,785,462	20,456,639
Coche plants	5,726,736	5,681,761
Vehicles and trucks	5,145,670	4,935,336
Buildings	8,997,324	8,737,055
Flow meters	1,655,010	1,655,010
Communication equipment	2,586,234	2,582,129
Furniture and office equipment	2,155,184	1,998,524

	439,054,960	429,921,768
Less- accumulated depreciation	(142,790,345)	(122,423,560)

	296,264,615	307,498,208
Land	2,903,232	2,928,995
Materials and spare parts for generation	18,313,123	17,078,284
Materials and spare parts for investment projects	4,064,705	4,676,654
Constructions in progress	8,635,985	5,269,632

	330,181,660	337,451,773

Depreciation expense for the years ended December 31,2006 and 2005 amounts to Bs. 20,771,105 thousand and Bs. 20,222,111 thousand, respectively.
As of December 31,2006 and 2005, fully depreciated assets incorporated to the production process amount to Bs. 6,719,249 thousand and Bs. 6,268,155 thousand, respectively.
Durante 2006, the Company capitalized Bs. 4,051,268 thousand corresponding to the Metering Normalization Project, and Bs. 408,945 thousand for Chacopata Electrical Improvement Project

During 2005, the Company capitalized Bs. 7,445,363 thousand corresponding to the Metering Normalization Project, Bs. 2,784,187 thousand for the Data Geoprocessing System, Bs. 1,490,087 thousand for 13.8 KV Cells Project and Bs. 4,526,827 thousand corresponding to other projects.
As of December 31, 2006, constructions in process mainly include the Unit N° 5 Generation Turbine Repair Project for Bs. 2,908,377 thousand, and the Preassembled Cable Project for Bs. 2,094,755 thousand, and Metering Normalization Project for Bs. 1,584,396 thousand.
As of December 31, 2005, construction in progress mainly includes the Normalization and Metering Projects for Bs. 854,751 thousand and Preassembled Cable Project for Bs. 914,345 thousand.
In December 1999, the Company completed its analysis on the historical value of property, plant and equipment as of December 31, 1998, resulting from the transfer made during die privatization process (See Note 10), taking as basis an appraisal made by an Independent Appraisers Firm. This appraisal allowed for the segregation of property, plant and equipment by business units and define the basis to adapt to the requirements of the Organic Electric Service Law.
Certain assets amounting to approximately Bs. 5,398,084 thousand have been given as guarantee in order to comply with the surety bond filed before the Ministry of Energy and Petroleum (See Note 11).
7 DEFERRED CHARGES AND OTHER ASSETS, NET
As of December 31, deferred charges and Other assets, net are as follows:

	2006	2005

Restructuring expenses	8,870,434	8,870,434
Reorganization expenses	4,575,819	4,575,819
Investments in real estate and other assets	1,015,728	194,720

Less — accumulated amortization	14,461,981	13,640,973
	(13,446,253)	(13,446,253)

	1,015,728	194,720

Restructuring expenses correspond to disbursements made by the Company to carry out projects during start-up for the extension, update and improvement of the company’s administrative and operating functions, as well as professional fees and start-up expenses. Reorganization expenses correspond to payments made by virtue of the Company’s privatization process, such as extraordinary labor indemnities, payroll and other labor benefits for personnel released as part of the reorganization process implemented by the Company. These expenses have been amortized since January 1,2000 over a five-year period. As of December 31,2004, deferred charges were folly amortized.

Investments in real estate correspond to property received during 2003 as part of accounts receivable recovery and restructuring plan carried out during such year, and are as follows:

	2006	2005

Three (3) premises at C.C. Jumbo, in Porlamar, Nueva Esparta State	397,735	465,216

Twenty-nine (29) apartments at Complejo Turistico Vacacional Condominio Margarita Caribe Hotel- Resort, in Porlamar, Nueva Esparta State	849,254	993,340

Less- provision for decrease in realizable value of other Assets	(231,259)	(1,263,836)
Total	1,015,728	194,720
During the year ended December 31, 2004, the Company recorded a provision of Bs. 1,263,836 thousand to recognize the realizable value of certain assets represented by the premises at C.C. El Jumbo and the total value of the apartments at Complejo Turistico Vacacional Condominio Margarita Caribe Hotel-Resort.
During the year ended December 31, 2006, the Company reversed the provision for realizable value of the apartments located at Complejo Turistico Vacacional Condominio Margarita Caribe Hotel-Resort for Bs. 924,136 thousand, which is presented in Other income in the statement of operations. The Company reversed the provisions for die realizable value of the assets aforementioned, based on the evidence of the fair value of the apartments through the purchase-sale agreement entered into during December 2006, whereby the Company received an advance of Bs. 300,000 thousand presented in Other accounts payable.
8 ACCRUAL FOR PENSION PLAN
The Company has a non-contributory pension plan for employees as provided in the collective bargaining agreement. Benefits under this plan are based on years of service and employees’ 30-salary average.
The Company annually contracts an actuarial study prepared by an independent actuarial management consulting company that includes the benefits corresponding to the collective bargaining agreement and those established in the Decree-Law for the Partial Amendment to Retirement Regime regulations in order to determine its obligations for this concept.
As of December 31, the balance of pension plan liabilities, net is as follows:

	2006	2005

Obligation from projected benefit	7,993,953	7,896,972

Unrecognized net transitory obligation (UNTO)	(261,875)	(481,342)
Unrecognized gain (loss)	(1,986,211)	(3,037,905)

Values recorded in books to support the plan	5,745,867	4,377,725

The estimated cost for the years ended September 30,2006 and 2005 (actuarial study period) is as follows:

	2006	2005

Service cost at year-end	449,451	478,608

Interest cost	1,131,233	1,112,810
Amortization of unrecognized net transitory obligation (UNTO)	149,644	175,034
Amortization of unrecognized loss	697339	829,048

	2,427,667	2,595,500
Expected payment of benefits	216,230	298,174
For the years ended December 31,2006 and 2005, the Company recorded pension plan expenses for Bs. 2,204,552 thousand and Bs. 2,049,072 thousand, respectively.
9. ACCRUED LIABILITIES
As of December 31, accrued liabilities are as follows:

	2006	2005

Municipal taxes payable	6,683,631	8,359,280

Allowance for production and service quality	1,646,867	1,540,119
Accounts payable for tax inspection rate	957,604	1,226,517
Contribution to the Organic Law of Science,
Technology and Innovation	1,078,715
Other provisions	810,643	924,484
Payroll and contributions payable	170,778	104,295

	11,348,238	12,154,695

PRIVATIZATION AND CONCESSION AGREEMENT
On September I5, 1998, the Company’s privatization process was carried out through a public offering of Class A shares of SENECA — Sistema Eldctrico del Estado Nueva Esparta, C-A as a result of this process Energfa Etectrica de Margarita, S.A. (ENELMAR) was granted the share. On October 19, 1998, Enelmar initiated management of Seneca.
The concession contract mainly provides, among others, for the following terms:
a. The concession for the rendering of electric public utility in Nueva Esparta state will be ruled by the terms of such contract and Decrees N° 138 of the Concession Law on Public Works and National Public Services; Decree N° 368 on Standards for Determining Electric Sector tariffs; and Decree No. 1558 on Standards for the Electric Sector Regulation, of which only Articles 69 and 71 are in effect, since this decree was substituted by the Electric Service Law (See Note 17).

b. The concession for the rendering of electric public utility in Nueva Esparta state will be in effect for 50 years. Exclusive rights of the concession to cany out generation and commercialization activities by SENECA — Sistema Etectrico del Estado Nueva Esparta, C.A. will be for a minimum period of 10 years from the granting date.
c. The Company will not be able to transfer, convey or alienate the rights granted by the concession contract, without the prior authorization of the Venezuelan Government.
d. The concession establishes that the Company must render continuous, reliable and uninterrupted services at agreed-upon quality levels. Also, it shall make investments and adopt the necessary measures to guarantee the supply of electricity services, arid compliance with environmental laws.
e. The Company will apply the tariffs approved by the Venezuela Ministry of Energy and Petroleum, in accordance with the Tariff Regime included in the concession contract from January 1,1999 through 2002. The application of the tariff conditions for the 2003-2006 period, contemplated in this contract, has not been approved yet (See Note 17).
11 SURETY BOND
In order to guarantee the performance of the obligations assumed by SENECA by virtue of the concession contract (see Note 10), the Company must file a surety bond before the Venezuelan Ministry of Energy and Petroleum. The bond shall be granted by a financial institution or an insurance company. Its value is equivalent to 1% of the value of net revalued fixed assets of the Company. The bond shall be renewed on an annual basis and filed with the Ministry of Energy and Petroleum within the first ninety (90) days following the beginning of each economic period.
As of December 31, 2006, the Company maintains a surety bond for a Bs. 2,699,042 thousand to guarantee the Ministry of Energy and Petroleum its compliance with the obligations assumed by the Company under the concession contract (See Note 22).
12. TAX REGIME
Income Taxes
Venezuelan tax legislation considers an annual calculation of a regular adjustment for inflation of its nonmonetary items, which is included in the reconciliation of the net taxable income as taxable or deductible, as appropriate. With respect to property, plant and equipment and other similar assets, this regular adjustment for inflation is either depreciated or amortized over the remaining useful tax life of the respective assets. For inventories, this adjustment is considered in the cost of sale of products upon consumption or sale. The total regular adjustment for the year is determined through the algebraic sum of the various adjustments for inflation of each nonmonetary item. This total reconciling item is considered to be a permanent difference for the effects of the deferred income tax for the year.
In conformity with such legislation, taxpayers subject to income taxes that cany out transactions with foreign related parties must determine their income from exports, and costs for goods and services from foreign related parties, in accordance with certain methods set forth in such legislation. Management conducted the transfer pricing study required to document such foreign transactions, and it did not result in important differences with regard to the amounts included for determining the net taxable income for the years ended December 31, 2006 and 2005.

Likewise, in conformity with such legislation, die Company can cany forward operating tax losses, other than losses from the tax adjustment for inflation for up to three (3) years subsequent to the period in which they were incurred/The deductible tax effect that is not offset with the adjustment for inflation can be carried forward up to the following year after itisincurred. As of December 31, 2006, the Company does not maintain tax loss carryforwards applicable to future taxable income.
In accordance with the Income Tax Law published in Extraordinary Official Gazette N° 5390 dated October 22,1999, the Company can credit ten percent (10%) of new investments carried out during five (5) years after its issuance, and these can be carried forward up to three (3) years following the period in which they were incurred. Such Law was subsequently amended and published on Extraordinary Official Gazette N° 5566 dated December 28, 2001. Management considers that this last amendment sets forth a five (5) year term, from the date it became effective, for the application of investment tax credits — i.e. all investments carried out by the Company until December 28, 2006, may be considered for the effects of credit calculation for the fiscal years ended December 31, 2005 and 2006, Based on the matters aforementioned, as of December 31,2006, the Company maintained unutilized investment tax credits applicable to future income taxes for Bs. 2,158,745 thousand, expiring in 2007.
Decree-Law N° 3266, whereby the Business Assets Tax Law was issued, published in the Extraordinary Official Gazette of the Bolivarian Republic of Venezuela N° 4654, dated December 1, 1993, was derogated in Official Gazette N° 38002, dated August 17, 2004, as well as the other standards issued during the development of this Law, effective since September 1, 2004.
13. TRANSACTIONS WITH STOCKHOLDERS AND RELATED COMPANIES
During years 2006 and 2005, the Company carried out the following significant transactions with its stockholders and related companies, during the normal course of operations:

	2006	2005
Equipment leasing	8,538,843	9,531,718
Transfer of tax credits	2,445,790	—
Accounts payable restructuring	—	1,930,871
Professional fees	74,866	241,243
Insurance premium charge	39,429	22,972
In December 2000, the Company entered into a lease agreement with CMS Electric and Gas, LLC, a related company, for Frame 6B assets. Such agreement is effective for eight (8) years and is subject to quarterly installments of approximately US$912,436 each, until 2008.
During 2006, the Company transferred to its stockholder CMS Venezuela, C.A., through balance compensation, Bs. 2,445 million in tax credits.
Insurance premium and fee charges correspond to reimbursable expenses.

As a result of these and other less significant transactions, the following balances receivable and payable are as follows:

	2006	2005

Long-term accounts receivable: Energfa Electrica de Margarita, S.A. (ENELMAR)	508,633	566,818

Short-term accounts payable:
CMS Enterprises Company	1,959,754	4,586,821
CMS Operating, LLC	5,401	23,568
CMS Argentina, S.A.	2,649	2,571

Long-term accounts payable:	1,967,804	4,612,960
CMS Electric and Gas, LLC	5,543,740	6,311,718
CMS Venezuela, S.A.	408,783	3,404,458

	5,952,523	9,716.176

Long-term accunts receivable from Energia Electrica de Margarita, S.A. (ENELMAR) correspond to payments made by the Company on behalf of a stockholder for taxes and equity capitalization . contributions.”
During 2005, CMS Venezuela, S.A. (stockholder) and CMS Electric and Gas, LLC restructured the accounts payable that the Company maintained with both companies. As a result from these transactions, income amounting to Bs. 1,930,871 thousand was generated, which is presented in the statements of operations as part of other income and expenses
During 2004, the Company entered into an agreement for guarantee deposits in bolivars in order to ensure payment of its foreign currency obligations with related companies. As of December 31, 2006 and 2005, these guarantee deposits amounted to Bs. 1,961,737 thousand and Bs. 4,589,140 thousand, respectively, and are recorded as prepaid expenses and other current assets (See Note 5).
14. STOCKHOLDERS* EQUITY
Capital stock and stockholders’ contribution to be capitalized
As of December 31,2006 and 2005, the Company’s subscribed and paid-in capital stock is as follows:

		Number of	Legal capital
Stockholders	Class	shares	stock

Energia Electrica de Margarita, S.A. (ENELMAR)	A	58,961,699	35,682,834
Fideicomiso BANDES	B	3,038,646	1,838,948
Labor Partcipation Program	B	13,807,554	8,356,148
Fideicomiso BANDES	C	8,423,100	5,097,548
CMS VENEZUELA, S.A.	D	1	76,481,880
		84,231,000	127,457,358

•	Class A shares owned by Energfa Etectrica de Margarita, S.A. (ENELMAR), acquired through the privatization process

•	Class B shares owned by employees and former employees of SENECA, as well as of CADAFE - ELEORIENTE; these shares were granted in trust to Banco de Desarrollo Econ6mico y Social de Venezuela (BANDES) for the Labor Participation Program pursuant to provisions of the privatization process.

•	Class C shares owned by CADAFE, granted in trust to Banco de Desarrollo Econdmico y Social de Venezuela (BANDES), for the Civil Participation Program, pursuant to provisions of the privatization process.

•	Class D shares owned by CMS Venezuela, S.A.
As of December 31, 2003, the Company maintained Bs. 34,746,604 thousand (Bs. 21,795,288 thousand, in constant bolivars as of December 31, 2003) as stockholder’s contributions to be capitalized. Later, at an Extraordinary Stockholders’ Meeting held on December 10, 2004, it was agreed to increase the Company’s legal capital stock to Bs. 135,908,532 thousand, through the capitalization of the stockholder’s contribution of CMS Venezuela, C.A, amounting to Bs. 34,746,604 thousand (Bs. 21,795,288 thousand, in constant bolivars as of December 31, 2003), thus maintaining the number of shares and increasing the value of “Class D” shares owned by CMS Venezuela, S.A. In addition, in the same Meeting, it was agreed to reduce capital stock in Bs. 11,518,768 thousand (Bs. 8,451,169 thousand, in constant bolivars as of December 31, 2003) to reach Bs. 127,457,358 thousand, in order to cover the accumulated deficit as of December 31, 2003, thus maintaining the number of shares and reducing the value of each share according to its class on a proportional basis.
At an Extraordinary Stockholders Meeting held on April 26,2006, it was agreed to declare and pay a dividend corresponding to the period ended December 31,2004 of Bs. 3,116,547 thousand (Bs. 3,575,292 thousand in constant bolivars) based on the number of shares subscribed and paid as of December 31,2005, from which Bs. 510,879 thousand (Bs. 586,080 thousand in constant bolivars) were paid in cash to the class “B” stockholders enrolled in the Labor Participation Program. In addition, Bs. 2,605,668 thousand (Bs. 2,989,215 thousand in constant bolivars) were recorded as stockholders’ contributions to be capitalized in favor of the rest of the stockholders. The cash dividend was transferred to BANDES for its later distribution to the aforementioned stockholders.
Legal Reserve
The Commercial Code sets forth a provision of 5% of companies’ net income for establishing the legal reserve, until it reaches at least 10% of capital stock. This reserve cannot be distributed as dividends.
Special reserve
At an Extraordinary Stockholders’ Meeting held on December 7,2001, a special reserve was created with cash received from Banco de Desarrollo Econ6mico y Social (BANDES); these funds were related to a labor liabilities’ settlement.

At an Extraordinary Stockholders’ Meeting held on December 10,2004, it was agreed to transfer the special reserve included in stockholders’ equity, which amounts to Bs. 10,793,442 thousand (Bs. 6,770,336 thousand, in constant bolivars as of December 31,2003) to the accumulated surplus account included in stockholders’ equity
Undistributed earnings
The Company’s stockholders consider die financial statements stated in constant bolivars for the purpose of approvals set forth in the bylaws and the Venezuelan Commercial Code.
15 MONETARY RESULT FOR THE PERIOD
The monetaiy result for the years ended December 31, is as follows:

	2006	2005
NET MONETARY ASSET POSITION, at the beginning of year	26,966,334	24,742,257
Increase due to:
Net sales	101,424,561	126,420,992
Other income	2,863,493	5,199,552
Financial income	2,658,508	1,425,126
Reversal of monetary asset provision	924,136
Sale of property, plant and equipment	3,537
Provision for disposal of property, plant and equipment	—	662,321
Sale of materials	—	79,978

	107,874,235	133,787,969

Decrease due to:
Operating and maintenance expenses	29,510,514	28,742,588
Purchases of diesel fuel	27,187,330	28,166,279
Purchases of inventories	17,289,593	28,361,857
Purchase of energy	12,653,117	11,562,457
Administrative expenses	10,753,964	11,091,057
Commercialization expenses	10,499,495	13,354,984
Acquisition of property, plant and equipment	1,503,028	3,367,505
Additions to projects and works	3,845,492	3,047,974
Exchange losses	5,430	765,610
Loss from investment securities	—	160,671

	113,247,963	128,620,982
ESTIMATED NET MONETARY ASSET POSITION, at year end	21,592,605	29,909,244
ACTUAL NET MONETARY ASSET POSITION, at year end	17,575,724	26,966,334

Monetary result for the period	(4,016,881)	(2,942,910)

16. OPERATING INCOME
During 2006, the Company did not obtain from the Ministry of Energy and Petroleum, reductions in the price of diesel fuel corresponding to such period. These reductions would have partially offset the non-application and/or partial application of the price adjustment factor (PAF) of electric energy, set forth in the Joint Resolution of the Ministry of Production and Commerce N° 089 and that of the Ministry of Energy and Petroleum N° 455, dated April 3, 2002 (Note 16). The financial statements include an operating loss amounting to Bs. 13,834,3 85 thousand and accumulated deficit at that date of Bs. 13,548,717 thousand, originated by non-received reductions. Currently, Company’s management is in the process of evaluating the impact of this situation in the business; future.
As of December 31, 2006, the Company has issued credit notes to Deltaven (diesel fuel supplier) of Bs. 18,908,400 thousand, which are presented in Trade accounts payable.
17 REGULATION AND TAFIFFS
The Venezuelan Electric Industry is ruled by the Electric Service Law, enacted on December 31, 2001, published in Extraordinary Official Gazette of the Bolivarian Republic of Venezuela N° 5568. This law substitutes the previous Electric Service Decree-Law published in Official Gazette of the Bolivarian Republic of Venezuela, N° 36791 dated September 21,1999, and other legal provisions contrary to this law. The Law provides for the following:
•	The legal, accounting and managerial segregation of the functions for generation, transmission, distribution and commercialization.

•	The opening to competition in generation and commercialization activities.

•	Access to the national energy distribution and transmission system network to other electric service agents, as well as large consumers. Its use shall be compensated according to this law and the regulations issued by the National Commission of Electric Power on this matter.

•	The creation of an unregulated wholesale electric power market for generators, distributors and large clients, especially those engaged in generation and distribution activities.

•	The creation of regulatory entities such as the National Commission of Electric Power authorized by the Ministry of Energy and Petroleum (formerly, Ministry of Energy and Mines), to be responsible for the regulation, supervision, inspection and control of electric service activities and the National Center of Electric System Management and the Wholesale Electric Power Market.

•	Elimination of Article 120, related to the applicability of contractual conditions in cases of concessions granted.
The Electric Service Law provided for the gradual implementation of some of its resolutions, indicating January 31, 2003 as the deadline for the legal, accounting and managerial segregation of generation, distribution and commercialization functions. Nevertheless, on November 6, 2002, this deadline was extended by the Ministry of Energy and Petroleum through January 31, 2004 in accordance to Resolution N° 303. To date, the Regulator has not required electric sector companies to fully comply with the segregation of activities set forth for January 31, 2004. The segregation of activities in the electric service in Venezuela, including the opening for competition in certain activities might have an effect on revenues and consequently on the company’s assets values. To date, such effect cannot be reasonably estimated.
The regulations related to the Venezuelan Electric Service Law were published on the Extraordinary Official Gazette N° 5510 of the Bolivarian Republic of Venezuela on December 14, 2000. The objective of this regulation is to develop the provisions of the Law ruling the electric service at national level, including generation, transmission, national electric system management, distribution and commercialization activities of electric power and energy sectors, as well as performance of the agents involved in the electric service.
The National Electric System Management Center (CNGSE) was officially created by the National Government through Decree N° 5026 of the Presidency of the Republic, published in Official Gazette N° 38576, dated December 1, 2006. The main functions of the CNGSE are the control, supervision, and coordination of the joint operation of the National Electric System Generation and transmission Resources. The CNGSE is a state Company under the status of a Limited Liability Company with equity participation of the Bolivarian Republic of Venezuela through the Ministry of Energy and Petroleum (MENPET).
Despite of its official incorporation, the CNGSE has not started operations. In this regard, the Organic Electric Service Law (LOSE) sets forth that until CNGSE’s start-up, the operation and control of generation and transmission activities of the National Electric system will continue to be performed by the Electric System Operation Office (OPSIS) under the terms established in the Interconnection Agreement entered into^ CADAFE; ENELVEN and EDC on December 1, 1988.
Tariff regime
The Electric Service Law and its regulations provide for the economic regime applicable to the rendering of electric services. Likewise, the Concession Agreement entered into between the Bolivarian Republic of Venezuela and SENECA clearly defines terms and methodology to be applied for the preparation of subsequent tariff conditions to which it was originally authorized.
In the case of SENECA, on December 30, 1998, according to Official Gazette N° 36612, the Ministry of Energy and Petroleum established the tariffs that the Company should apply to electric energy consumption beginning January 1,1999. It also included applicability conditions and the methodology for their subsequent adjustment and modification for a term of up to four years from that date.
On February 6, 2003, the National Government issued Decree No. 2304, whereby prices of certain goods and services, including power supply, are frozen. Subsequently, on May 5, 2003, a joint Resolution by the Ministry of Energy and Petroleum and the Ministry of Production and Commerce was published in Official Gazette, which temporarily suspends tariff increases derived from the FAP application. However, Article 2 of this resolution sets forth that MENPET might exceptionally approve the application of such factor.
On February 9, 2004, MENPET informed SENECA about the incorporation of its information in the tariff calculation process in order to evaluate its future application. This should generate the benefit of applying the same tariff methodology in all companies within the sector.

Pursuant to Articles 11 and 12 of Official Gazette N° 36612 and communications received from MENPET, the Company applied adjustments related to the application of gas and energy charges (CACE). In connection with the application of the price adjustment factor (FAP), the Company has applied the values authorized by MENPET beginning August 2003. These values did not maintain tariff levels in real terms; therefore, until 200S, the Company has received partial compensation in diesel fuel prices, thus obtaining from the Ministry of Energy and Petroleum reductions in the price of diesel fuel corresponding to 2006 (See Note 16).
During 2006 and 2005, in order to maintain established tariff levels in real terms, management periodically carried out communications with the regulator as to the appropriate current tariff that should be applied if regulation were followed.
18. ELECTRIC POWER SUPPLY CONTRACT
On July 1998, the Company entered into a contract with CVG — Electrificacion del Caroni, C.A. (CVG EDELCA). CVG commits to render services of supply and transportation of electric power to SENECA - Sistema Electrico del Estado Nueva Esparta, C.A, through die payment of pre-established tariffs per each kilowatt of energy transmitted. This contract is effective for twenty (20) years, and clause N° 25 provides for a minimum annual charge, which has not been applied by the parties.
19. FUEL SUPPLY CONTRACT
On July 27, 1998, the Company entered into a contract with Deltaven Sociedad Mercantil, a subsidiary of PDVSA. PDVSA committed therethrough to provide fuel for the generation of thermoelectricity for the internal consumption in Nueva Esparta state. The fuel price is set by the related authorities. This contract will be in effect for five (5) years from the date of subscription, and it will be automatically renewed for equal and consecutive periods. Consequently, such contract will be in effect until 2008.
20. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCY
Since 2003, the Venezuelan Government and the Central Bank of Venezuela have entered into several Exchange Agreements that rule the Foreign Currency Management Regime and establish the exchange rate applicable to transactions set forth in such agreements. Since then, the Foreign Exchange Administration Commission (CADIVI) is in charge of coordinating, administrating, controlling and establishing the requirements, procedures and restrictions that the execution of said agreement would require.
CADIVI has issued certain rules related to the registrations, guidelines, requirements and conditions related to the foreign currency administration. The Company has taken all the necessary proceeds to obtain the foreign currencies required for payment of its foreign currency liabilities amounting to US$8,299,891 as of December 31, 2006.
The acquisition of foreign currencies necessary for foreign currency transactions carried out by the Company in the normal course of operations will be dependent upon: (1) the approval of all the registrations requested by the related institutions; (2) the availability of foreign currencies to be established in the application of the standards referred to above; and (3) the actions to be performed by the Company to obtain either the required foreign currencies not requested with the related institutions, or those requests rejected by such institutions.

A summary of assets and liabilities denominated in foreign currencies as of December 31,2006 and 2005, recorded in bolivars at the official exchange rate at year-end of Bs. 2,150 per US$1 (in US dollars) are as follows:

	2006	2005

ASSETS:
Cash and equivalents	312,124	841,958
Advances to suppliers		11,330
Guarantee deposits	45,268	148,765

Total assets	357,392	1,002,053

LIABILITIES:
Trade accounts payable	1,626,100	1,186,671
Accounts payable to stockholder and related companies	915,258	1,834344
Total liabilities	2,541,358	3,021.015
Excess of liabilities over assets	2,183,966	2,018,962

21. CONCENTRATION OF CREDIT RISKS
Financial instruments that partially subject the Company to concentrations of credit risks mainly consist of short-term investments in time deposits and investments in National Public Debt Bonds with terms agreed for less than 30 days and trade accounts receivable. The Company places its short-term investments in different financial institutions, and which excludes risks on price and/or conditions. Concentration of credit risk regarding trade accounts receivable is limited due to the Company’s significant number of clients; however, as of December 31, 2006 and 2005, government clients represent approximately 64% and 67%, respectively, of the Company’s portfolio (See Note 3). As of December 31, 2006 and 2005, the Company does not have any additional significant concentration of credit risk.
22. CONTINGENCIES AND COMMITMENTS
Contingencies
During 2006, certain claims have been filed against the Company by former employees enrolled in the labor participation program, which are mainly related to difference in severance benefits payments amounting to Bs. 2,741 million. Management estimates that the outcome of thesis claims would not be in favor of the former employees; therefore the Company has not recorded any provision in the financial statements for this concept (See Note 1 j)
Certain claims related to labor indemnities, moral and material damages, among others, have been filed against the Company. Management estimates that if the results of such claims were adverse, they would not have any material effect on the financial statements. Provisions have been created pursuant to available information regarding the possibility of success of such cases.
Bonds and guarantees granted
The Company currently maintains a surety bond in order to guarantee the Ministry of Energy and Petroleum, obligations assumed by virtue of the concession agreement (See Note 11).

Commitments
In December 2005, the Company entered into a Cooperation Agreement with Compania Anonima de Administracion y Fomento Electrico (CADAFE). CADAFE will install, operate and maintain a thermal generation plant on Margarita Island, and the Company will buy the energy generated thereof Likewise, CADAFE and the Company commit to enter into an electric power supply contract effective for 10 years under the terms and conditions agreed upon by the parties, in maximum six (6) months from the date of execution of the partnership agreement.
However, due to changes in the sector guidelines, a new cooperation agreement is being discussed under similar terms and conditions to the aforementioned, as well as a commodatum contract for an area located at Luisa Caceres de Arismendi Plant, where thermal generation plants will be installed, operated and maintained by the corresponding government entity.
In December 2005, the Company also entered into an agreement with Compania Anonima de Administracion y Fomento Eletrico (CADAFE) for the leasing of a turbine compartment (cigar), which is fully and exclusively owned by the latter. The annual installment will amount to Bs. 40,000 thousand, which shall be paid upon installation of the module in Luisa Ciceres de Arismendi Plant. When the agreement term ends, the Company commits to return the compartment to CADAFE in its current conditions. At year-end 2006, the module was incorporated to Unit N° 5, which is currently undergoing pre-dperating tests prior to its start-up, expected during January 2007.
23 SUBSEQUENT EVENTS
FUNDELEC
In January 2007, the Company entered into a Cooperation Agreement with Fundaci6n para el Desarrollo del Sector E16ctrico (FUNDELEC) for the purpose of installing, operating and maintaining thermal generation units with their respective fuel supply, protection and communications system in Nueva Esparta State, assumed by FUNDELEC. SENECA, on the other hand, will receive, in conformity with the quality, continuity and reliability specifications, energy generated by FUNDALEC for its distribution and conmierci^izatiott. FUNDELEC and SENECA commit to enter into an electric energy supply agreement in no later than six (6) months since the Agreement execution, which will be in effect for five (5) years under the terms and conditions agreed upon by the parties.
Based on this agreement, SENECA gives FUNDELEC in commodatum or loan for use, at all risks, a real estate for five (5) years, destined to the installation of the generation units mentioned in Clause III of the Cooperation Agreement between FUNDELEC — SENECA aimed at increasing Thermal Generation in Nueva Esparta state and meet the increasing local customers’ demand.
Presidential announcements on January 8, 2007
The President of the Bolivarian Republic of Venezuela announced through the local media, the nationalization, among others, of the telecommunication, electricity and petroleum sectors, which had been formerly privatized, by considering them strategic sectors.

Enabling Law
On February 1, 2007, the National Assembly passed a Law enabling the President of the Republic to issue legislative decrees on certain specific matters for an 18-month period since the publication of said Law in the Official Gazette of the Bolivarian Republic of Venezuela. The purpose of this law is to rule on different matters related to the Transformation of Government Entities, Popular Participation, as well as Economic, Social, Financial, Tax and Energy matters.
Memorandum of Understanding with Petrdleos de Venezuela (PDVSA)
On February 13, 2007 the Company’s main stockholder signed a memorandum of understanding (MOU) with Petroleos de Venezuela, S.A. (PDVSA), which establishes the bases of negotiation for the sale of their equity participations in the Company, as well as other assets from related companies for US$105.5 million, subject to:
•	Negotiation and conclusion of a full sale purchase agreement of CMS Interest, with standard representations, warranties and indemnity obligations to be granted by CMS and PDVSA.

•	Performance of a legal and financial due diligence by PDVSA, which do not result in the identification of material differences with the financial statements accompanying the MOU, and that, in the reasonable opinion of PDVSA, does not materially affect the value of CMS Interest previously agreed. It is expressly understood that the agreed compensation is based on SENECA’s current situation according to the accompanying financial statements, and that it is not PDVSA’s intent to challenge the legal and reasonable administrative acts carried out by the employees and executives of the Company prior to the acquisition.

•	Inexistance of transactions outside the ordinary course of business before the closing of the acquisition.

•	Full cooperation on the part of CMS up to the closing of the acquisition with a liaison team to be appointed by PDVSA shortly, and best efforts of CMS to facilitate the transition in the administration of SENECA.

•	Accuracy in all substantial aspects of the representations granted by CMS in the sale purchase agreement of CMS Interest; and

•	Transfer of ownership regarding all the shares and equipment included in CMS Interest, as well as the discharge of all SENECA’s indebtedness with CMS or any of its subsidiaries, and delivery of evidence that the value of leased equipment to be transferred is equal or higher than US$15.6 million and that the total debt amount is not lower than US$1.9 million (amounts included in the compensation referred to in the memorandum of understanding).

•	Both parties will proceed, in good faith, to conclude the agreements tp close the operation as soon as possible, but in no event after March 31, 2007.

Appendix 2.6 Taxes
1. Tax on Economic Activities:
Status of the Gross Income Returns with Municipalities of the State of Nueva Esparta as of 12/31/2006.
a. Diaz Municipality:
SENECA filed gross income return from October 2005 to September 2006. Pending review of the situation to reconcile debt.
b. Tubores Municipality:
Solvent until September 2006.
c. Macanao Municipality: Solvent until September 2006.
d. Antolin del Campo Municipality:

Filed Returns		Observations
Oct-03	Sep-04	Pending
Oct-04	Sep-05	agreement
Oct-05	Sep-06	to reconcile debt
e. Marcano Municipality:

Filed Returns		Observations
Oct-03	Sep-04	Pending
Oct-04	Sep-05	agreement
Oct-05	Dic-05	to reconcile debt
Ene-06	Dic-06
f. Arismendi Municipality:
Gross income return has not been filed. Pending review of the situation to reconcile debt.
g. Garcia Municipality:
Gross income declaration has not been filed.
h. Gomez Municipality:
Gross income return has not been filed. Pending review of the situation to reconcile debt.
i. Maneiro Municipality:
Gross income return has not been filed. Pending review of the situation to reconcile debt,
j. Villalba Municipality:
Gross income return has not been filed. Pending review of the situation to reconcile debt
Following, a summary of the outstanding debts as of December 31st, 2006 for municipal taxes on economic activities, its provision in SENECA, and the favorable balance to SENECA upon reconciliation of debts:

TOTAL AMOUNT of TAXES on GROSS INCOME as of DECEMBER 2006	6,188,904,614
PROVISION FOR MUNICIPAL TAXES DECEMBER 2006	6,683,630,906
ACCOUNTS RECEIVABLES TO MUNICIPALITIES as OF DDECEMBER 2006 FOR ELECTRIC SERVICE	18,147322,664

NET BALANCE IN FAVOR OF SENECA AS OF DECEMBER 2006	(11,958,418,050)
2. Other Municipal Taxes:
Status of Municipal Taxes year 2007

Marifio	Solvent until 2007.	Solvent until February 2007	Solvent until 2007	Solvent untilo 2007
Maneiro	Solvent until 2007	A communication was sent and awaiting for Account Statement	A communication was sent and awaiting for Account Statement	Solvent until 2007
Antolln del eampo	Solvent until 2007	A communication was sent and awaiting for Account Statement.	and awaiting for Account	Not applicable
Diaz	Not applicable	Not applicable	Not applicable	Not applicable
Macanma	A communication was sent and awaiting for Account Statement. Solvent until 2004	A communication was sent and awaiting for Account Statement	A communication was tend and awaking for Account §&forar“flfe to 2004	Acommunkaaionwasscnd and awaking for Account 5of£rtun*12M>4
Arismendi	Solvent until 2007	A communication was sent and awaiting for Account Statement.	and awaking for Account Statement.	Not applicable
Tuhorts	Not applicable	Not applicable	No applicable	Not applicable
VUlalba	A communication was sent and awaiting for Account Statement.	A communication was sent and awaiting for Account Statement.	A commu taxation was sent and awaking for Account Statemaatt	A comminication was sent and awaking for Account Statement
Gomez	Not applicable	Not applicable	No applicable	No applicable
Marcano	A communication was sent and awaiting for Account Statement. Solvent until 2005	A communication was sent and awaiting for Account Statement	A coinuMMcutton was sent and awaking for Account Statement.	A communication was sent and awaking for Account State. Solvent until 2003
Cruz Salmon* Acoaa	A communication was sent and awaiting for Account Statement. Solvent until 2006	Not applicable	Not applicable	Not applicable
Garcia	Solvent until 2007	A communication was sent and awaiting for Account Statement.	A cominu nicotian was sent sad awaking for Account StstejMfiL.	Not applicable

The amounts outstanding as of December 31st 2006 included in the Financial Statements for the abovementioned taxes are Bs. 31.533.000,00.
3. Assessment
On March 8th, 2007 SENECA received assessment N° J-H.04-2007 issued by the Mayor’s Office Tax Department of the Garcia Municipality, in connection with years 1998 to 2006 for the amount of Bs. 61,939,223,059.00, based on Municipality’s Ordinance on Industrial and Commercial License and the Municipal Ordinance on Urban Property Tax for the following concepts:
1. Energy Distribution
2. Post rental
3. Garbage Collection Fee
1,428,521,843
10,863,680
1,557,536
4. Servitude (Distribution)
5. Servitude (Transmission)
54,335,200,000
6,163,080,000
Bs. 61,939,223,059
SENECA agrees with the concepts described in points 1, 2 and 3. However, it does not agree with the amounts assessed in the concepts 4 and 5.
On 2004, Antolin del Campo Municipality of the State of Nueva Esparta issued an assessment to SENECA for the same concepts asserted by Garcia Municipality. The Assessment of Antolin del Campo Municipality was declared null and void by the Mayor’s Office, at his own instance, and therefore, the Judicial Tax Appeal was voluntarily desisted by SENECA, and confirmed by the Superior Tax Court.
Action: SENECA filed defense arguments before the Garcia Municipality’s Tax Department on March 27th, 2007 for the concepts 4 and 5, based on the arguments used in the Antolin del Campo Municipality assessment. SENECA has not reserved for concepts 4 and 5.

Provision: As of December 31st, 2006, SENECA Financial Statements show the assigned provision for the amounts contained in concepts 1, 2 and 3, aforementioned. Therefore, there shall be no changes in the financial condition of SENECA.
Debt of the Municipality: Garcia Municipality owes SENECA for energy consumption since 1998. As of December 31”, 2006 the amount owed is Bs. 3,045,000,000.00 without interests and Bs. 5,157,000,000.00 with interests.
Appendix 2.10
Exceptions to Property Title and Liens of Assets
1. — Airport Substation. Located at the General Santiago Marino International Airport in the State of Nueva Esparta. The Nueva Esparta Government is the owner of the land. Seneca has no title to the constructions. The aforementioned property was listed in Annex 5 (Property with Entitlement Problems) of the Sales Purchase Agreement entered into on September 15th, 1998 between FIV-Cadafe-Eleoriente and Enelmar whereby the Seneca class “A” shafes were purchased. The property of this asset was never transferred to Seneca.
2. — Las Hernandez Substation. Located at Las Hernandez Sector in the Diaz Municipality of the State of Nueva Esparta. Cadafe transferred Seneca the possession rights over the land and constructions by document authenticated before Pampatar Notary Public Office of the State of Nueva Esparta on May 26th, 2000, under N° 68, Volume 21, and before Sucre Municipality’s Second Notary Public Office of the State of Miranda on May 17th, 2000 under N° 78, Volume 24, There is an adverse ownership declaration proceeding identified with N° 19.765, as mentioned in Appendix 2.7.
3. — Land on which Coche Plant and Substation is located. The land has an area of 14,663 Mt2 and is owned by the Villalba Municipality of the State of Nueva Esparta. The aforementioned property was listed on Annex 5 (Property with Entitlement Problems) of the Sales Purchase Agreement entered on September 15th, 1998 between FIV-Cadafe-Eleoriente and Enelmar whereby the Seneca class “A” shares were purchased. The property of this asset was never transferred to Seneca.
4. — San Lorenzo Transition Substation. This substation existed at moment class “A” shares were purchased, but was never mentioned in Annex 2 (Inventory on the Fixed Assets), nor in Annex 5 (Property with Entidement Problems) of the Sales Purchase Agreement Seneca has tide neither to the land, nor to the constructions.
5. -Servitudes:
For the transmission lines, networks and circuits referred to below, SENECA servitude right is based on a legal presumption of servitude, transferred by Cadafe and Eleoriente, and not on servitudes formally constituted.
a.- As evidenced in document registered before the following Registry Offices:
•	Subordinate Public Registry Office of Maneiro Municipality of the State of Nueva Esparta on February 2nd, 2005, under N° 12, Volume 4, Protocol 1°.

•	Subordinate Public Registry Office of Diaz Municipality of the State of Nueva Esparta on April 5th, 2005, under N° 11, Volume 1, Protocol 1°, pages 46 to 60.

•	Subordinate Public Registry Office of Gomez Municipality of the State of Nueva Esparta on April 11th, 2005, under N° 21, Protocol 1 °, pages 46 to 60.

•	Subordinate Public Registry Office of Arismendi y Antolin del Campo Municipalities of the State of Nueva Esparta on April 1.1* 2005, under N° 29, Volume 2, Protocol 1°, pages 162 to 183.

•	Subordinate Public Registry Office of Marcano Municipality of the State of Nueva Esparta on April 12th, 2005, under N° 27, Volume 1, Protocol 1°, pages 140 to 157.

•	Subordinate Public Registry Office of Marino Municipality of the State of Nueva Esparta on April 21”, 2005, under N° 17, Volume 5, Protocol 1°, pages 125 to 151.
Cadafe and Eleoriente transferred Seneca the right of way for electric conductors identified below, based on the existence of duly constituted servitude’s presumption in favor of Cadafe issued by the First Instance Civil and

Commerce Second Court in the State of Nueva Esparta on May 2nd, 2001, file N° 1198/01, and registered before the following Real Estate Subordinate Registry Public Offices:
•	Subordinate Public Registry Office of Maneiro Municipality of the State of Nueva Esparta on November 20*, 2003, under N° 37, Volume 7, Protocol 1°, pages 225 to 287;

•	Subordinate Public Registry Office of Gomez Municipality of the State of Nueva Esparta on December 5th, 2003, under N° 24, Volume 3, Protocol 1°;

•	Subordinate Public Registry Office of Marcano Municipality of the State of Nueva Esparta on December 19*, 2003, under N° 10, Volume 5, Protocol 1°, pages 95 to 166;

•	Subordinate Public Registry Office of Diaz Municipality of the State of Nueva Esparta on January 20*, 2004, under N° 37, Volume 1, Protocol 1°, pages 215 to 280;

•	Subordinate Public Registry Office of Marino Municipality of the State of Nueva Esparta on March 8*, 2004, under N° 50, Volume 13, Protocol 1°, pages 295 to 321;

•	Subordinate Public Registry Office of Arismendi y Antolin del Campo Municipality of the State of Nueva Esparta on March 15*, 2004, under N° 21, Volume 9, Protocol 1°, pages 217 to 290:
1.- 115 Kv. Transmission Lines
Name of the Lines_
Luisa Caceres — Los Millanes_
La Asuncion — San Lorenzo — Los Robles
Luisa Caceres — Boca de Rio_.
Pampatar — San Lorenzo_
2.- Networks:
(i). 34,5 Kv Circuits,

Name of the Substation (E/S)	Name of the Line
Pampatar	Morropo
Los Millanes	Aricagua
Luisa Caceres	Aeropuerto — Las Hernandez
Luisa Caceres	Conejeros
Boca de Rio	Boca de Rio — Las Hernandez
Los Robles	Morropo — Conejeros
(ii). 13,8 Kv Circuits.

Name of the Substation (E/S)	Name of the Line
Los Robles	Los Robles
Playa El Angel
Sabanamar — Fermtn
Av. 4 de mayo
Achipano
La Arboleda
ClinicaLa Fe
Coche	San Pedro
ElBichar
Aricagua	Paraguachi
ElSalado

Name of the Substation (E/S)	Name of the Line
Hotel Playa El Agua
La Mir a
Aricagua
Conejeros	Calle Maneiro
Calle Marcano
ElValle
La Comarca
Av. F. Fajardo
Mercado
Porlamar	CANTV
Iiano Adentro
Calle Igualdad
El Jumbo
Clinico Margarita
Hospital
CC. El Angel
Calle Guevara
La Asuncion	La Otra Banda
Cruce de Guacuco
Av. 31 de Julio
La Gobernacion
La Fuente
Atamo Norte
Pampatar	Pampatar
La Caranta
ElParaiso
Hotel Hilton
Marina Bay
San Lorenzo
Laguna Mar
Centro AB
Jorge Coll

Name of the Substation (E/S)	Name of the Line
Boca de Rio	Boca de Pozo
San Francisco
Boca de Rio
Las Hernandez	Los Gomez
El Guamache
Punta Piedras
Las Hernandez
Aeropuerto	Aeropuerto
Av. Aeropuerto
Base Aerea
Los Bagres
Luisa Caceres	Villa Rosa

Name of the Substation (E/S)	Name of the Line
Valle Verde
Los Cocos
El Piache
Cuidad Carton
La Isleta
Los Millanes	Isla Bonita
Bahia de Plata
Pedregales
San Juan
La Vecindad
Taritare
Los Martires
Juan Griego
Morropo	Dumar — Caracola
Bella Vista
Av. Bolivar
El Dandy
Concorde
Costa Azul
b.- On the following 13.8 Kv circuits there is no constituted servitude, but the presumption of duly constituted semtude provided in the Electric Service Organic Act may be applied.

Substation	Circuit	Description
Pampatar	Sambil	Feeds Centro Comercial Sambil
Los Millanes	El Maco	Feeds El Maco, El Tuey y Punta Cuji.
Morropo	Sabanamar	Feeds Sabanamar y Porlamar’s El Hambre Street
Porlamat	Av. Terranova	Feeds the hamlets form Terranova Este Av.
c- On the following 13.8 Kv circuits there is no constituted servitude.

Substation	Circuit	Description
Luisa Caceres	San Antonio	Feeds San Antonio and Pedro Luis Briceiio hamlets.
Luisa Caceres	ElDatil	Feeds El Datil, Cotoperis I, II and III
Boca de Rio	El Indio	Feeds Chacachacare and Santa Maria
Conejeros	Macho Muerto	Feeds Macho Muerto and Los Cuartos
6. — There is no title to vehicle Type: PICK-UP; Year: 1985; Number Plate: 721 -BBJ; Brand: TOYOTA; Model: FJ45LPK; Body Serial Number: FJ45-947426.
7. — As evidenced in document registered before the Real Estate Registry Public Office of Marino Municipality in the State of Nueva Esparta on May 23rf, 2006, under N° 5, Volume 18, Protocol 1°, pages 28 to 40 and before the Real Estate Registry Public Office of Maneiro Municipality in the same State on June 1st, 2006, under N° 46, Volume 11, Protocol 1°, pages 223 to 238 a first degree mortgage was granted in order to secure performance bond issued by

Corpbanca, and required by the Nueva Esparta Electric Service Concession Agreement, on the following real estate:
(i) Land on which Pampatar Substation is located with an area of 2,412 Mts2. Seneca owns the land as evidenced in document registered before Subordinate Registry Public Office of Maneiro Municipality in the State of Nueva Esparta on March 16th, 2000, under N° 31, Volume 6, Protocol 1°, pages 153 to 156
(ii) Land on which Seneca Main Offices are located with an area of 22,500Mts2. Seneca owns the land as evidenced in document registered before the Subordinate Registry Public Office of Maneiro Municipality in the State of Nueva Esparta on March 16th, 2000, under N° 31, Volume 6, Protocol 1°, pages 153 to 156, and the Main Offices as evidenced in document before the same Registry Office on July 29th, 2003, under N° 18, Volume 4, Protocol 1°, pages 79 to 101.
(iii) Two (2) commercial establishments identified with N° 17 with an area of de 106,88 mts2 and 17-D with an area of 144.03 mts2 located at El Angel Shopping Mall in the city of Porlamar, Marino Municipality. Seneca owns the aforementioned commercial establishments as evidenced in document registered before the Subordinate Registry Public Office of Marino Municipality in the State of Nueva Esparta on January 14th, 1999, under N° 34, Volume 2 Protocol 1°, pages 223 to 230 and on April 8th, 1999, under N° 6, pages 37 to 46, Volume 1 °, Protocol 3°.
(iv) Two (2) commercial establishments identified with N° 18 with an area of de 104,92 nits2 and 18-D with an area of 144.03 mts2 located at El Angel Shopping Mall in the city of Porlamar, Marino Municipality. Seneca owns the aforementioned commercial establishments as evidenced in document registered before the Subordinate Public Registry Office of Marino Municipality in the
State of Nueva Esparta on April 8th, 1999, under N° 31, Volume 30 Protocol 1°, pages 250 to 257 and on April 7th, 1999, under N° 9, pages 67 to 76, Volume 1°, Protocol 3°.
(v) Two (2) commercial establishments identified with N° 19 with an area of de 104,92 mts2 and 19-D with an area of 141.66 mts2 located at El Angel Shopping Mall in the city of Porlamar, Marino Municipality. Seneca owns the aforementioned commercial establishments as evidenced in document registered before the Subordinate Public Registry Office of Marino Municipality in the State of Nueva Esparta on January 14* 1999, under N° 33, Volume 2 Protocol 1°, pages 215 to 222 and on April 8*, 1999, under N° 8, pages 57 to 66, Volume 1°, Protocol 3°.
(iv) Two (2) commercial establishments identified with N° 20-A and 20-B, both with an area of de 154,69 mts2 each, located at El Angel Shopping Mall in the city of Porlamar, Marino Municipality. Seneca owns the before mentioned commercial establishments as evidenced in document registered before the Subordinate Public Registry Office of Marino Municipality in the Nueva Esparta State on January 14*, 1999, under N° 9, Volume 2 Protocol 1°, pages 57 to 64 and on April 8*, 1999, under N° 7, pages 47 to 56, Volume 1°, Protocol 3°.
8.- Nueva Esparta Electric Supply Concession Agreement entered between Republic of Venezuela Acting through the Ministry of Energy and Mines, SENECA Sistema Electrico del Estado Nueva Esparta, C.A. authenticated by the 27^ Notary Public Office in the Libertador Municipality of the Federal District on July 17th, 1998, under N° 9, Volume 42, sets forth in its Fourth Clause that the Electric Supply Concession in the State of Nueva Esparta will have term of 50 years, that is, until July 17*, 2048. The Eighteenth Clause of the Agreement establishes that upon termination of the concession all the assets affected to the supply of the service shall gratuitously reverse to the Republic, free of liens and encumbrances.

Appendix 2.7 Litigation

		Docket
	Court	Number	Case	Amount	Description
1	First Court of First Instance on Civil, Mercantile, Traffic and Agrarian Matters of Nueva Esparta State	20.286	Lawsuit filed by Jose R. Lares against SENECA for economic/physic al and moral damages	Bs. 814.720.000,oo NOTE:
				Due to calculation mistake on the lawsuit (External lawyer’s opinion) the amount of the action reduces to Bs. 435.000.000,00 1. - 400.000,00-moral damages, and 2. — 35.000.000,00 -material damages	Claim for moral and material damages to the plaintiff and his property, who entered into a contract with a third party to perform works of removal of aerial electric lines to underground lines, and lost both arms due to an electric shock. This trial presents many controversial facts, since the circumstances alleged by the plaintiff in the complaint are not coincident with the facts alleged in the answer to the complaint, nor the allegations of three trade companies summoned and acting as third parties.

2	First Court of First Instance on Civil, Mercantile, Traffic and Agrarian Matters of Nueva Esparta State	20.442	Lawsuit filed by SENECA against CONSORCIO CVA seeking payment of outstanding amounts. (Collection action)	Bs. 360.000.000,00

3	First Court of First Instance on Civil, Mercantile, Traffic and Agrarian Matters of Nueva Esparta State	21.011	Lawsuit filed by Ivan De Angelis against SENECA for moral damages	Bs. 50.000.000,00	Claim for moral and material damages allegedly caused by officers of SENECA upon carrying out inspections to power consumption measuring equipment
					There are reasonable arguments to think that this claim should be dismissed.

4	Second Court of First Instance on Civil, Mercantile, Traffic and Agrarian Matters of Nueva Esparta State	6192	Lawsuit fileid by SENECA against PENTAG for Termination of Contract	Bs. 600.000.000,00

		Docket
	Court	Number	Case	Amount	Description
5	Second Court of First Instance on Civil, Mercantile, Traffic and Agrarian Matters of Nueva Esparta State	6229	Lawsuit filed by SENECA against Jenny Acuero seeking payment of outstanding amounts. (Collection action)	Bs. 25.000.000,00

6	Second Court of First Instance on Civil, Mercantile, Traffic and Agrarian Matters of Nueva Esparta State	8538	Foreclosure lawsuit filed by SENECA against JUMBO CIUDAD COMERCIAL

7	Second Court of First Instance on Civil, Mercantile, Traffic and Agrarian Matters of Nueva Esparta State	6388	Lawsuit filed by SENECA against TELECARIBE seeking payment of outstanding amounts. (Collection action)	Bs. 72.000.000,00

8	Superior Court on Civil, Mercantile, Traffic and Agrarian Matters of Nueva Esparta State	5.480	Demand for payment of legal costs Brigitte Rudolph W. (CADAFE Case)	Bs. 125.000.000,00	Demand for Payment of Legal Costs derived from final ruling in the suit for legal protection filed by Brigitte Rudolph W. against SENECA (1998).

9	Superior Court on Labor Matters of Nueva Esparta State	OP02-R- 2006- 000002 6 3738	Lawsuit filed against SENECA by former employees of PENTAG, Joint Liability of Employers	Bs. 55.696.353,69	Lawsuit filed by a group of former employees that provided services to the company PENTAG, C.A., contractor of seneca, engaged in carrying out costumer, posts and lighting census. Plaintiffs claim payment of social benefits of labor nature from both companies, since they allege that existed inherence in the labor provided by the contractor PENTAG, C.A. to Seneca, this last one is jointly liable for the payment of the amounts and social benefits of labor nature claimed.

10.	Superior Court on Labor Matters of Nueva Esparta State

OP02-R-2005-148 y 1516 OP02-L-2004-0000267
Lawsuit filed by Romulo Lorenzo Oliveros against Lecturay Servicios Electricos Buen Viaje and SENECA seeking payment of outstanding amounts. (Collection action)
Bs. 33.854.398,47
Claim seeking acknowledgement of labor relation that purportedly existed between the plaintiff and SENECA and payment of social benefits derived from said relation; however, it is indicated the existence of a company named Lecturas y Servicios Electricos Buen Viaje, C.A., integrated by several stockholders, being that the plaintiff was actually an employee of Lecturas y Servicios Electricos Buen Viaje, C.A., so it is alleged that SENECA lacks the quality to be demanded in this trial.
11 Superior Court on Labor Matters of Nueva Esparta State
OP02-R-2007-000009 6OP02-L-2005-0000580
Lawsuit filed by Pablo Cesar Nunez against SENECA seeking payment of Severance Benefits.
Bs. 611.830.458,58
Claim seeking acknowledgement of labor relation that purportedly existed between the plaintiff and SENECA since the first service contract entered into on January 1st, 2001 until August 12th, 2005. Consequendy, payment of social benefits derived from said relation, including vacation pay, severance pay and further benefits provided by the Collective Bargaining Agreement of the Company
12 First Court on Contentious-Administrative Matters
00351
Lawsuit filed by several employees against SENECA for enforcement of contract
Bs. 421.273.010,08
Action for annulment of settlement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor . relations, payment of social benefits and a setdement fee, and mutual releases were exchanged. Plaintiffs allege that such settlement is null and void due to defect of consent, since they mistakenly considered that such settlement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature, including: rise of wages, housing pay, vacation pay, food pay, and back wages, and profits among others.

13	Third Court of First Instance of substantiation, Mediation and Execution on Labor Matters	OP02-L-2006-000 612	Lawsuit filed by NumarMata against Electric 3000, CA. and SENECA seeking payment of outstanding amounts, (collection action)	Bs. 15.625.507,00	Claim seeking acknowledgement of labor relation that purportedly existed between the plaintiff and SENECA and payment of social benefits derived from said relation; however, it is indicated the existence of a company named ELECTRIC 3000, C A., integrated by several stockholders, being that the plaintiff was actually an employee of the ELECTRIC 3000, CA. so it is alleged that SENECA lacks the quality to be demanded in this trial

14	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-353	Action for annulment against SENECA filed by Migdalia Ramona Vasquez, Luisa Beltrana Acosta Garcia and Beltran Diaz, (former employees of SENECA) + economic damages	Bs. 277.253.219,72	Action for annulment of setdement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a setdement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature,..’ including: rise of wages, back wages, sole gratifications, housing pay, food pay, profits, vacations, vacation pay, among others;

15	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-356	Action for annulment against SENECA filed by Elena Salazar de Landaeta, Juan Antonio Hernandez, Luis Beltran Velasquez Marin (former employees of SENECA) + economic damages	Bs. 268.075.744,75	Action for annulment of settlement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a settlement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others.

16	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-351	Action for annulment against SENECA filed by Juana Alcira Diaz de Cedeno,Jennis Velasquez and Jose Gregorio Gonzalez, (former employees of SENECA) + economic damages	Bs. 78.512.411,63	Action for annulment of setdement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a settlement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others

17	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-358	Action for annulment against SENECA filed by Estilito jose Milano, Neidy del Valle Monasterios deIimpio,Jose Rafael Rojas (former employees of SENECA)	Bs. 75.832.264,20	Action for annulment of setdement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a settlement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others

18	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-352	Action for annulment against SENECA filed by Emiro Rafael Salazar Brito, Orlando Jose Rodriguez Vizcaino, Alceo Rafael Velasquez Marcano (former employees of SENECA) + economic damages	Bs. 75.832.264,20	Action for annulment of settlement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a setdement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others

19	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-355	Action for annulment against SENECA filed by Felix Gomez, Remigio Ganero and Luisa Diaz (former employees of SENECA) + economic damages	Bs. 71.103.479,77	Action for annulment of settlement entered into by former employees and Seneca before the Labor . Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a setdement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such settlement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others

20	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-323	Action for annulment against SENECA filed by Teowaldojose Milano Gonzalez, Jesus Maria Tineo Martinez and Enrique Marcano Jimenez (former employees of SENECA) + economic damages	Bs. 74.760.199,45	Action for annulment of setdement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a setdement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others

21	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-357	Action for annulment against SENECA filed by Leonardo Rafael Gonzalez, Maria Rosario Medina Perez and Luis Alberto Suarez (former employees of SENECA) + economic damages	Bs. 68.443.614,01	Action for annulment of settlement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a setdement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a scries of social benefits of labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others

22	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-350	Action for annulment against SENECA filed by Jose Rivas, Gonzalo Rodriguez and Guillermo Rocca (former employees of SENECA) + economic	Bs. 74.545.447,00	Action for annulment of settlement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a setdement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others

23	Supreme Tribunal of Justice, the Full Court (Sala Plena)	2006-326	Action for annulment against SENECA filed by Saud Ramon Villaroel,Jose German Barreto Frontado and Zoraida Veronica Lopez (former employees of SENECA) + economic damages	Bs. 77.332.539,45	Action for annulment of settlement entered into by former employees and Seneca before the Labor Inspectorate, whereby both parties agreed to terminate the labor relations, payment of social benefits and a setdement fee, and mutual releases were exchanged. Plaintiffs allege that such setdement is null and void due to defect of consent, since they mistakenly considered • that such setdement was more favorable in economic terms. In this sense, they alleged that the Company owes them a series of social benefits of labor nature, including:
rise of wages, back wages, sole gratifications, housing pay, food pay, vacations, vacation pay, among others

24	Regional Archives for the Judicial Circuit of Nueva Esparta State (Remitted under file No. 363, page. 1, official communication No. 0970-5602 dated 27/07/2006)	19.765	Lawsuit filed by CADAFE claiming adverse ownership of land plot on which Las Hernandez Substation is built

Potencial Litigation

1	Garcia Municipality’s Tax Department	Tax Assesment N°J-H-04-2007 received on March 8th, 2007	Bs. 61.939.223.059,00	SENECA filed defense arguments before the Garcia Municipality’s Tax Department on March 27*, 2007
Criminal Complaints involving Seneca as a victim as of March 28th, 2007

Mode of
Commencement of
Commencement of criminal	criminal
investigation	investigation	Place and Cause of Action	Remarks
1. 18/08/2003 INEPOL Report C13-3626	EX-OFFICIO	Francisco Esteban Gomez Avenue Defendants: Omar Jose Mendez and Hender Jean Ramos Quijada. Type of criminal Offense: ATTEMPTED QUALIFIED THEFT	1st Prosecutor’s Office. Docket No. 17-F3-0855-03 TRIAL STAGE. Public and oral hearing scheduled 29/07/05 at 11 AM, and adjourned until 07/09/05 at 10:00 AM, due to the absence of the counsel for the defense. The trial was scheduled 21/08/06 but it was adjourned due to the lack of available room until 20/10/06 at 11:00 AM 1” Trial Court Docket No. 1M-206

2. 18/04/05 Polimarino Dckt. 2053-05	Formal complaint made by Erica Hernandez and several residents of El Poblado.	Alteration of electric meters and collection of unlawful fees. El Poblado, calle el Colegio, cruce con callejon El Chino. Defendant: Jose Ramon Gil	3rd Prosecutor’s Office. Docket No. 17 -F3-601-05 TRIAL STAGE. Defendant was presented before die 3rd Tribunal of Control on 19/04/05 charged with EXTORTION AND MISAPPROPRIATION OF GOODS FROM A CRIMINAL OFFENSE, with a conditional release precautionary measure which involves appearing before the court every thirty days. On 05/06/05 a power of attorney was filed on the records. The trial was scheduled 14/08/06 but it was subsequently adjourned due to lack of available room until 05/10/06. 1* Trial Court Docket No. 2431

3. 15/01/2004 Polimarino Report no. 1641-04	Formal Complaint made by Angel Bermudez	Calle Guayacan Sur, Costa Azul Theft of 250 meters of underground cable Defendant: Felipe Antonio Lopez.	1* and 3rd Prosecutor’s Offices. Docket No. 17-F3-039-04 INVESTIGATION STAGE. The Prosecutor’s Office received the complaint and the commencement of investigations was ordered by official communication No. 0127 dated 10/02/04. On 14/10/04 the police force requested members of SENECA staff to testify in order to proceed with the investigations

4. 16/1/2004 CICPC Report No. G-587157	Formal Complaint made by Angel Indriago	SENECA, Luisa Caceres JL UUll Theft of 700 meters of electrical cable at Almacen delaPlantaLCA.	1” and 3rd Prosecutor’s Offices. Docket No. 17-F3-089-04 INVESTIGATION STAGE. The Prosecutor’s Office-received the complaint and the commencement of investigations was ordered on 19/01/04

Mode of
Commencement of
Commencement of criminal	criminal
investigation	investigation	Place and Cause of Action	Remarks
5. 13 / 9 / 2003 CICPC Report G-492296	Formal Complaint made by Marianella Silva	Av. Bolivar, Urb. Piedra Virgen, El Datil Theft of electrical cable	1* and 5th Prosecutor’s Offices, Docket No.17-F5-0961-03 INVESTIGATION STAGE. This case is to be processed by the ltt Prosecutor’s Office, but it is waiting for the police records in order to commence proceedings

6. 04/03/05 CICPC Report No G-751.813	Formal Complaint made by Cruz Manuel Rasse Rojas	Altagracia, calle Presente Quijada. Theft of 2 Motorola transmission radios, black valued at Bs.2 million	1* Prosecutor’s Office Docket No. 17-F1-298-05 INVESTIGATION STAGE. Commencement of investigations was ordered on 06/04/05. On 21/04/05 Prosecutor’s Office requested dismissal of the case each. One pair of electrical insulated gloves valued at Bs.l50 thousand. One plastic lantern, yellow, valued at Bs.90 thousand. One hydraulic jack valued at Bs.l50 thousand and one lug wrench valued at Bs. 30 thousand Total Bs. 420.000,00

7. 11 /06 / 2003 CICPC Report No G-431018	Formal Complaint made by Marianella Silva		2nd Prosecutor’s Office Docket No. 17-F2^477-03 INVESTIGATION STAGE. This Prosecutor’s Office is processing the case, but the records are with the Police, Theft and Robbery Brigade, since 27/05/03

8. 08 / 01 / 2004 INEPOL	Formal Complaint made by Pedro Losada	Villa Rosa Attempted theft at the communications tower of O/C	2nd Prosecutor’s Office Docket No. 17-F2-549-03 INVESTIGATION STAGE. The Prosecutor’s Office received formal complaint and on 20/01 /04 it was ordered the commencement of investigations.

9. 10 / 01 / 2004 Inepol Report No.C-22-4549	EX-OFFICIO	Recuperadora el Datil. Theft of goods owned by SENECA and CANTV.	2nd Prosecutor’s Office Docket No. 17-F2-081-04 INVESTIGATION STAGE. It is at investigation stage since 09/03/04

10 11 /02/2004 CICPC Report No. G-748022	Formal Complaint made by Dra. Marianella Silva	Costa Azul, Macho Muerto and Los Bagres Theft of electrical wiring	2nd Prosecutor’s Office Docket No. 17-F2-133-04 INVESTIGATION STAGE. The Prosecutor’s Office received the complaint and the commencement of investigations was ordered on 13/02/04.

11. 06/04/2005 CICPC Report No. H-067.052	Formal Complaint made by Angela Castillo.	Sector Cotoperi 2 calle 7 casa E-143. Theft of Electric meter.	2nd Prosecutor’s Office Docket No. 17-F2-497-05 INVESTIGATION STAGE. Commencement of investigations was ordered on 13/02/04 by the Prosecutor’s Office.

Mode of
Commencement of
Commencement of criminal	criminal
investigation	investigation	Place and Cause of Action	Remarks
12. 04/09/2005	EX-OFFICIO	Isla de Coche. Near Cementerio El Bichar Theft of cables Criminal Offense: ATTEMPTED QUALIFIED THEFT Defendant: J-Fran Reinaldo Suarez Gonzalez	2nd Prosecutor’s Office Docket No. 17-F2-1257-05 INVESTIGATION STAGE. This case was remitted ex-officio by Coche police forces since the defendant was found with cables from the public electric wiring. The prosecutor carried out the Presentation Hearing on Sunday 04/09/05 Control 2. Docket No. OP01 -P- 05-4684. Judicial Archives Docket No 8220

13 05/08/05 INEPOL Report No. El 6-0400	Formal Complaint made by Alexandra Gomez Garcia	Av. Fucho Tovar Illegal Connections	2nd Prosecutor’s Office Docket No. 17-F2-1181-05 INVESTIGATION STAGE. The Prosecutor’s Office ordered commencement of investigations. On 31/01/06 a petition was filed before the Prosecutor’s Office seeking the Company to normalize the irregular situation.

14. 13/08/04 INEPOL Report No D16-6399	Formal Complaint made by Alexandra Gomez	Luisa Caceres de Arismendi Warehouse, Sector Macho Muerto, via la Isleta, Municipio Garcia Theft of four tires for vehicles, model 300-040-0207-0 valued at Bs. 94.373,46 each, and two tires for forklift trucks, model 300-040-0301-0 valued at Bs. 5.852,30 each. Total amount Bs. 389.198,44	3rf Prosecutor’s Office 3° Docket No. 17-F3-848-04 INVESTIGATION STAGE. Commencement of investigations was ordered on 13/02/04 by the Prosecutor’s Office.

15. 27/01/05 INEPOL Report No. D16-8495	EX-OFFICIO	Raids carried out at la Chatarrera San Juan, in Carapacho, a scrap dealer located at Av. San Juan Bautista Arismendi, Sector Macho Muerto and another one at Calle Velasquez in Porlamar.	3* Prosecutor’s Office 3° Docket 17-F3-175-05 INVESTIGATION STAGE. Commencement of investigations was ordered. The Company may not request for return of stolen goods until processed by the prosecution. On 08/03/05 a broad request was filed for the return of goods found in the raids carried out by the National Guard. On 19/05/05 a new petition was filed for the return of the stolen goods to Seneca. On 09/06/05 the order for the released of stolen goods was delivered.

16. 28/02/05 Prosecutor’s Office Superior	Formal Complaint made by Asociacion de Trabajadores del Centro Comercial Jumbo. Ivano Bonciani et al.	Centro Gudad Comercial Jumbo. Formal complaint related to incorrect installation of electric meters	3rd Prosecutor’s Office 3° Docket No. 17 -F3-340-05 INVESTIGATION STAGE. Commencement of investigations was ordered on 09/04/05 by the Prosecutor’s Office, on 09/04/05 information on the installation of electric meters was requested from Seneca by official communication.

Mode of
Commencement of
Commencement of criminal	criminal
investigation	investigation	Place and Cause of Action	Remarks
17. 04/06/05 INEPOL Report No. D16-9876	Formal Complaint made by Alexandra Gomez Garcia.	Calle Guayacan, urbanizacion Costa Azul. Cut of public electric wiring and theft of the control box	3"* Prosecutor’s Office Docket 17- F3-886-05 INVESTIGATION STAGE. Commencement of. investigations was ordered on 08/06/05

18. 01/04/04 INEPOL Report No. D-16-5196	Formal Complaint made by Alexandra Gomez	Puente de la Restinga, theft of 100 meters of No. 2 coated conductor cooper cables, valued at Bs.280.000,oo and 100 meters of 2” wire duct, Bs. 289.000,oo. 2) At Juan Griego, Theft of 6 meters of 2/0 coated TTU cooper conductor valued at Bs. 82.500,oo. 3) Av. Los Robles. Theft of AWG coated cooper threaded cable valued at Bs 147.000,oo	4* Prosecutor’s Office Dckt 17 -F4-0266-04 INVESTIGATION STAGE. On 2/04/04, said docket was remitted to the Prosecutor’s Office, enclosed with official communication No. 0199, and commencement of investigations was ordered. Remission to a Prosecutor’s Office still pending.

19. 06/05/04 INEPOL Report No Dl 6-5490-04	Formal Complaint made by Alexandra Gomez	Several places	4th Prosecutor’s Office 4° Docket. 17-F4-0423-04 INVESTIGATION STAGE. Remission to a Prosecutor’s Office still pending.

20. 06 / 02 / 2004 INEPOL Report No. D-6201	Formal Complaint made by Alexandra Gomez	1) La Asuncion Substation, 2) Plaza Bolivar, la Asuncion., 1) Theft of several materials valued at 9 million bolivars. 2) theft of wiring, automatic start, lighters and lighting strengthened valued at Bs. 13.500.000,oo Total Bs22.500.000,oo	5th Prosecutor’s Office. Docket No. 17-F5-0713-04 INVESTIGATION STAGE. Case was entered and commencement of investigations ordered. It is processed by CICPC under Docket No. G-749.789

Mode of
Commencement of
Commencement of criminal	criminal
investigation	investigation	Place and Cause of Action	Remarks
21. 26/06/04 INEPOL report No. Dl 6-6538	Formal Complaint made by Alexandra Gomez	TariTari Sector, 2da transversal near Comercial Leon. Theft of 3 stretches of cooper wire valued at Bs. 225.150,oo Valparaiso Street with Campos de Juan Griego Street. Theft of one stretch of cooper wire valued at Bs. 85.050,oo.
		Pedregales, theft of two stretches of cooper wire valued at Bs. 170.100,oo. Calle Campos con Av. Chalia, theft of one stretch of cooper wire valued at Bs. 85.050,oo. Abre Brecha Sector. Theft of cooper line valued at Bs. 85.050,oo. El Palito Sector, Pedregales. Theft of a cooper line valued at Bs. 85.050,oo. Altos de Moro de la Vecindad, near Urb. Los Cocoteros. Theft of 4 stretches of cooper wire line valued at Bs. 340.000,oo. Total 1.075.450,oo	5th Prosecutor’s Office 5° Docket No. 17-F5- 0833-04 INVESTIGATION STAGE. The prosecution ordered commencement of investigations. The police department requested a technical-scientific report on the stolen material and information about the defendant. On 17/09/04 Inspector Marin received a report .containing photographs of the places where the theft took place

22. 7/11/2004 GN Report No.	Formal Complaint	Luisa Caceres de Arismendi Warehouse	5th Prosecutor’s Office Docket No. 17-F5 -1216-04 INVESTIGATION STAGE. On 02/12/04 said docket was remitted to Criminal Investigations Department (CICPC) so as to proceed with the investigations

23.14/09/05 INEPOL Report No. E16-0698	Formal Complaint made by Alexandra Gomez Garcia.	Several thefts in Maneiro and Marino Municipalities, Playa el Angel and Costa Azul Sectors. Several meters of cable and fittings	5th Prosecutor’s Office Docket No. 17-F5 -1271-05 INVESTIGATION STAGE commencement of investigations was ordered on 22/09/05

Mode of
Commencement of
Commencement of criminal	criminal
investigation	investigation	Place and Cause of Action	Remarks
24. 14/04/05 INEPOL Report No. D16-9203	Formal Complaint made by Alexandra Gomez Garcia.	Boca del Rio to Las Hernandez Substation, at Santa Maria. Theft of 2/0 cooper wire, two stretches of 200 meters each, and different fittings and parts. Total value: Bs. 2.086.372,01	5th Prosecutor’s Office Docket No. 17- F5-0567-05 On 22/04/05 the prosecution received the complaint and ordered commencement of criminal investigations. On 30/05/05 the prosecution received the corresponding records from the Criminal Investigations Department On 14/2/07, the court ordered Stay of Proceedings.

25. 15/04/04 INEPOL Report No. Dl-5326	Formal Complaint made by representatives of Seneca	Festejos Super Portu. Calle Maria Losada, Sector Sabana Mar. An electric meter was being placed at this business premises without an installation order due to delinquent accounts
		Criminal Offense: Qualified Fraud. Defendants: Tomas Enriquez Guzman Silva, Adolfo Rafael Guerra Sihra and Joscar Luis Lares Hernandez.	1st Prosecutor’s Office 1° Dckt 17-F1 -434-04 CONCLUSIVE ACT PENDING. On 16/04/04 the presentation hearing was carried out by the Prosecution before the Fourth Tribunal of Control, and the defendant was charged with QUALIFIED FRAUD with a conditional release precautionary measure which involves appearing before the court every fifteen days. Juneima Cordero takes te case over and indicates that it has been a transgression of article 26 of the Constitution, therefore, the Court requests the Prosecutor’s Office to issue conclusive act The prosecution issues summons upon the defendants. On 22/06/06 the Prosecutor’s Office request a certified copy of the Presentation Hearing records. Control 3. Docket No.C3-7871-04 Judicial Archives Docket No 6261

26. 03/05/04 INEPOL Report No. D8-5471	EX-OFFICIO	Qualified Offense. Appropriation of goods from criminal Offense	1” Prosecutor’s Office 1° Dckt. 17-F1 -693-04 (4th Prosecutor’s Office 4° 0381) Case was entered on 12/07/04 CONCLUSIVE REPORT PENDING. Charges against defendants Roberto Jose Ruiz and Manuel Masks still pending. The court granted a conditional release precautionary measure hich involves appearing before the court every fifteen days Control 4. Docket No. 7489 Judicial Archives Docket 6448

27. 01/03/04 GN Report No. 027	EX-OFFICIO	Recuperadora de Metales Heracleo Gomez Investigation proceedings	2nd Prosecutor’s Office Docket No. 17-F2-188-04 CONCLUSIVE REPORT PENDING. Marcelo Heracleo Gomez was charged. The Prosecutor’s Office received criminal investigation records from the National Guard and is currendy preparing conclusive report On 28/04/05 the return of stolen materials was requested by the Company’s attorneys

Mode of
Commencement of
Commencement of criminal	criminal
investigation	investigation	Place and Cause of Action	Remarks
28. 15/04/04	Formal Complaint made by Lairon Jimenez	Isla de Coche Theft at business premises	1* Prosecutor’s Office Docket No. 17-F1-375-04 CONCLUSIVE REPORT PENDING. On 29/04/04 it was remitted to the National Guard by official communication No. NE1-555-04 so as to commence the investigations. The prosecution issued an arrest warrant against the defendant, Raiber Jose Carreno. CHARGES: QUALIFIED THEFT. On 04/10/04 the prosecution issued an arrest warrant On 25/07/05 it is requested the dismissal of the case

24/08/05 INEPOL Report No. E16-0582	Formal Complaint made by Alexandra Gomez Garcia	Res. Villas Castilla Mar, Juan Griego, Av. Juan de CasteUanos Illegal connections Second Offense.	Prosecutor’s Office 1° Dckt. 17-F1256-05 CONCLUSIVE REPORT PENDING. Commencement of investigations was ordered to the National Guard on 29/09/05. A petition was filed for the prosecution to render a conclusive report. Records were remitted to the Criminal Investigations Department on 18/01/06, and it is still pending the conclusive report by^ the prosecution.

30. 14/05/04 INEPOL Report No D14-5569	EX-OFFICIO	At the Hospital An individual was found and arrested by the Police with a bag of cables used by the Company to coat electrical control panels, different colors and No. 18, with necessary fittings for power connection and transmission	5* Prosecutor’s Office Docket No. 17-F5-0477-04 PRELIMINARY HEARING PENDING. On May 15 2007, the prosecutor presented the case and Luis Gregorio Perez Saarez was charged with QUALIFIED THEFT before the 2nd Tribunal of Control, with a conditional release precautionary measure which involves appearing before the court every thirty days. On August 25th, 2004 the prosecution changed charges to APPROPRIATION OF GOODS FROM CRIMINAL OFFENSE, with the same precautionary measure. Hearing was scheduled 28/10/04 at 1:00 p.m., and subsequendy adjourned due to the absence of the defendant until 11/04/05 at 01:00 PM. The defendant did not appear before the court. The hearing was scheduled 19/07/05 at 12:00 PM, and the defendant did not appear before the court On 26/07/05 the court issued an arrest warrant Control 4. Dckt No. C4-7491. Judicial Archives 6363

31 14/09/05 INTEPOL Report No. E16-0699	Formal Complaint made by Alexandra Gomez Garcia	Several thefts at Sabana Mar, Villa Rosal and Costa Azul. Theft of several meters of cable and different fittings	Superior Prosecutor’s Office. Dckt 17 INVESTIGATION STAGE. Court assignmentpending

32	Formal Complaint made by Alexandra Gomez Garcia	Seneca’s facilities	5th Prosecutor’s Office Dckt 17-F5-1365-05 INVESTIGATION STAGE The Prosecutor’s Office ordered the commencement of investigations

33. 17/01/07 INEPOL Report No. C-DAI-002-01-07	Formal Complaint made by Marianella Silva Brea	Several thefts: At Santa Maria, Chacachacare and Los Gomez of Tubores Municipality, 2/0 cooper conductor cable stretches corresponding to the 34.5kv Las Hernandez— Boca de Rio power line	Superior Prosecutor’s Office INVESTIGATION STAGE. Court assignment pending

Mode of
Commencement of
Commencement of criminal	criminal
investigation	investigation	Place and Cause of Action	Remarks
34. 19/02/07 CICPC Report No. H-485.750	Formal Complaint made by Marianella Silva Brea	Several thefts: At Carretera Nacional Boca de Rio, Tubores and Peninsula de Macanao Municipalities, 2/0 cooper conductor cable stretches corresponding to the 34.5kv Las Hernandez— Boca de Rio power line	Superior Prosecutor’s Office INVESTIGATION STAGE. Court assignment pending

35 12/03/07 INEPOL Report No. C-DAI-002-03-07	Formal Complaint made by Marianella Silva Brea	Several thefts: At Las Hernandez Substation (doors of the Battery Room) and at Carretera Nacional Boca de Rio, Tubores and Peninsula de Macanao municipalities, 2/0 cooper conductor cable stretches corresponding to the 34.5kv Las Hernandez-Boca de Rio power line.	Superior Prosecutor’s Office INVESTIGATION STAGE. Court assignment pending

36. 15-03-07 INEPOL Report No. CPP-056-15-03-07	Formal Complaint made by Jose Mata	Several Larcenies: (£) at Las Hernandez Subsation (doors from the Batteries’ Room) and (H) Theft of streches of copper conductor caliber 2/0 on the National Road Boca de Rio in the Tubores and Macanao Municipalities that belong to the 34.5 Kv line Las Hernandez -Boca de Rio	Superior Prosecutor’s Office INVESTIGATION STAGE. Court assignment pending

37. 19-03-07 INEPOL Report No. CPA-028-03- 07	Formal Complaint made by Jose Mata	Several Larcenies: (i) at Las Hernandez Subsation (doors from the Batteries’ Room) and (ti) Theft of streches of copper conductor caliber 2/0 on the National Road Boca de Rio in the Tubores and Macanao Municipalities that belong to the 34.5 Kv line Las Hernandez -Boca de Rio.	Superior Prosecutor’s Office INVESTIGATION STAGE. Court assignment pending

Appendix 2,11 Assets* Condition
1) 115 kV underwater cable Chacopata-Luisa Caseres de Arismendi Plant
The underwater cable consists of four 28 km, cooper individual conductors of approximately 28km long OF type (Internal oil circulation for cooling) manufactured by Fujikura of Japan and installed between 1975 and 1977. Design capacity of 100 MVA. Discontinuities on the protective metallic mesh caused by anchors and/or deep-sea trawling, have caused inefficiency in the operation of the cathodic protection at least for the last 15 years; therefore the cable should be operated up to 75% of its designed capacity. One of the four cables is kept as a “reserve” and operated when one of die other three is out of service due to maintenance operations or inspection. As a result of such inspection it was determined that two of the four cables have some oil leak apparendy in the Chacopata extreme and are partially under control While awaiting new repairs, the cables are being operated at 60 to 65% design capacity. Repairs consist of identifying the precise point of the leak, applying a seal or other repair technique done at the precise junction and replacing the damage section. These repairs are of outmost priority and should be performed immediately during the second quarter subject to the availability of Fujikura or other vendor managing such technology.
2) Unit 03- MS- 5001P Serial # 244.681
Unit 03 is one of seven Frame 5 gas turbines (diesel operated), manufactured by AEG Kanis, in 1977, installed in the Luisa Caseres de Arismendi Plant. In 1999, the unit was converted in its main components to “High Tech” obtaining an increase in power and a specific reduction in fuel consumption. Since its major inspection (3rd quarter 2004) the unit has operated 16,000 hours. The unit was shut down due to high vibrations caused by a detachment of material from blinding. A boroscopic inspection was performed and it was determined that the second stage blinding and thermal blocks are damaged. The required spare parts for replacement and inspection of hot gases have been ordered from the manufacturer (GE). 90% of these spare parts are already in stock at the SENECA warehouse. Replacing and assembling the unit has already begun according to the current contract signed with GE. Expected date to be in service is April / May 07.
3) Unit 10- PG 6561B- Serial # 832
Unit 10 is one of two Frame 6B owned by CMS Enterprises currently under a leasing agreement with SENECA. This unit was manufactured by GE-Alsthom (GEEPE) in 1999 and put in service during the first quarter of 2000. During its operation, routine inspections have been performed to determine the condition of main components which have shown normal wear considering the type of operation, fuel, weather and air. Since its last major overhaul the unit has operated 30,000 hours (manufacturers recommended interval 32,000 hours). An inspection of hot gases was planned for last quarter of 2006 (manufacturer’s recommended interval for a hot gas path inspection is 16,000 hours); however, such inspection had to be postponed due to suppliers’ delivery delay of certain spare parts. This inspection was then replaced by a major inspection which is expected to occur in mid April. During such time and as a safety measure the unit’s release temperature has been lowered to 490*C and its power reduced to 20MW. During 2006, a series of boroscopic inspections were performed to monitor and deterioration levels of main components were determined.
4) GT Unit 11- PG 6561B- Serial # 837
Unit 11 is one of two Frame 6B owned by CMS Enterprises currendy under a leasing agreement with SENECA. This unit was manufactured by GE-Alsthom (GEEPE) in 1999 and put in service during the second quarter of 2000. Since its last major overhaul the unit has operated 23,000 hours (manufacturer’s recommended interval is 32,000). An inspection of hot gases was planned for the first quarter of 2007 (manufacturer’s recommended interval for a hot gas path inspection is 16,000 hours); however, a delay in the closing down of Unit 10 has caused the hot gases inspection of Unit 11 to be postponed. Consequendy, a major overhaul is to be performed during the last quarter of 2007 or beginning of 2008. During such time and as a safety measure the fire temperature of the unit has been reduced.
5) Los Millanes — La Asuncion 115 kV power line.
High voltage, open air power line interconnecting two substations of 115 kV of the SENECA high voltage ring. This power line, built in 1981, comprises 3 type ACAR conductors with 350 MCM and 80 MVA capacity. The replacement of two towers has been scheduled for March 07. This has already been contracted and the work has begun. At least 3 Km of said power line lack a guard conductor.

6) La Asuncion — Pampatar- Los Robles 115 kV power line.
High voltage, open air power line interconnecting three substations of 115 kV of the SENECA high voltage ring. This power line, built in 1981/1983, comprises 3 type ACAR conductors with 350 MCM and 80 MVA capacity. 8 km approximately lack a guard conductor.
7) Luisa Caceres — Porlamar — Los Robles 115 kV power line.
High voltage, open air power line interconnecting three substations of 115 kV of the SENECA high voltage ring. This power line, built in 1993, comprises 2x3 ACAR conductors with 500 MCM and 120 MVA capacity. Tower 15 needs to be replaced due to saline contamination. Another six towers are to be inspected. Near 3 km lack a guard conductor.

Appendix 2.11 Assets’ Condition
1) 115 kV underwater cable Chacopata-Luisa Caseres de Arismendi Plant
The underwater cable consists of four 28 km, cooper individual conductors of approximately 28km long OF type (Internal oil circulation for cooling) manufactured by Fujikura of Japan and installed between 1975 and 1977. Design capacity of 100 MVA. Discontinuities on the protective metallic mesh caused by anchors and/or deep-sea trawling, have caused inefficiency in the operation of the cathodic protection at least for the last 15 years; therefore the cable should be operated up to 75% of its designed capacity. One of the four cables is kept as a “reserve” and operated when one of the other three is out of service due to maintenance operations or inspection. As a result of such inspection it was determined that two of the four cables have some oil leak apparendy in the Chacopata extreme and are partially under control. While awaiting new repairs, the cables are being operated at 60 to 65% design capacity. Repairs consist of identifying the precise point of the leak, applying a seal or other repair technique done at the precise junction and replacing the damage section. These repairs are of outmost priority and should be performed immediately during the second quarter subject to the availability of Fujikura or other vendor managing such technology.
2) Unit 03- MS- 5001P Serial # 244.681
Unit 03 is one of seven Frame 5 gas turbines (diesel operated), manufactured by AEG Kanis, in 1977, installed in the Luisa Caseres de Arismendi Plant. In 1999, the unit was converted in its main components to “High Tech” obtaining an increase in power and a specific reduction in fuel consumption. Since its major inspection (3rd quarter 2004) die unit has operated 16,000 hours. The unit was. shut down due to high vibrations caused by a detachment of material from blinding. A boroscopic inspection was performed and it was determined that the second stage blinding and thermal blocks are damaged. The required spare parts for replacement and inspection of hot gases have been ordered from the manufacturer (GE). 90% of these spare parts are already in stock at the SENECA warehouse. Replacing and assembling the unit has already begun according to the current contract signed with GE. Expected date to be in service is April / May 07.
3) Unit 10- PG 6561B- Serial #832
Unit 10 is one of two Frame 6B owned by CMS Enterprises currendy under a leasing agreement with SENECA. This unit was manufactured by GE-Alsthom (GEEPE) in 1999 and put in service during the first quarter of 2000. During its operation, routine inspections have been performed to determine the condition of main components which have shown normal wear considering the type of operation, fuel, weather and air. Since its last major overhaul the unit has operated 30,000 hours (manufacturer’s recommended interval 32,000 hours). An inspection of hot gases was planned for last quarter of 2006 (manufacturer’s recommended interval for a hot gas path inspection is 16,000 hours); however, such inspection had to be postponed due to suppliers’ delivery delay of certain spare parts. This inspection was then replaced by a major inspection which is expected to occur in mid April During such time and as a safety measure the unit’s release temperature has been lowered to 490*C and its power reduced to 20MW. During 2006, a series of boroscopic inspections were performed to monitor and deterioration levels of main components were determined.
4) GT Unit 11- PG 6561B- Serial # 837
Unit 11 is one of two Frame 6B owned by CMS Enterprises currendy under a leasing agreement with SENECA. This unit was manufactured by GE-Alsthom (GEEPE) in 1999 and put in service during the second quarter of 2000. Since its last major overhaul the unit has operated 23,000 hours (manufacturer’s recommended interval is 32,000). An inspection of hot gases was planned for the first quarter of 2007 (manufacturer’s recommended interval for a hot gas path inspection is 16,000 hours); however, a delay in the closing down of Unit 10 has caused the hot gases inspection of Unit 11 to be postponed. Consequendy, a major overhaul is to be performed during the last quarter of 2007 or beginning of 2008. During such time and as a safety measure the fire temperature of the unit has been reduced.
5) Los Millanes — La Asuncion 115 kV power line.
High voltage, open air power line interconnecting two substations of 115 kV of the SENECA high voltage ring. This power line, built in 1981, comprises 3 type ACAR conductors with 350 MCM and 80 MVA capacity. The replacement of two towers has been scheduled for March 07. This has already been contracted and the work has begun. At least 3 Km of said power line lack a guard conductor.

6) La Asuncion — Pampatar- Los Robles 115 kV power line.
High voltage, open air power line interconnecting three substations of 115 kV of the SENECA high voltage ring. This power line, built in 1981/1983, comprises 3 type ACAR conductors with ‘ 350 MCM and 80 MVA capacity. 8 km approximately lack a guard conductor.
7) Luisa Caceres — Porlamar — Los Robles 115 kV power line.
High voltage, open air power line interconnecting three substations of 115 kV of the SENECA high voltage ring. This power line, built in 1993, comprises 2x3 ACAR conductors with 500 MCM and 120 MVA capacity. Tower 15 needs to be replaced due to saline contamination. Another six towers are to be inspected. Near 3 km lack a guard conductor.

Appendix 2.13 Environmental Liability
1. Industrial water recollection pond, Luisa Caceres de Arismendi Plant:
Except for suspended solids, biochemical oxygen demand and chemical oxygen demand, all the parameters (21) analyzed show values below the standard limits or range set forth in Decree N0.883, which establishes the Rules for the Classification and Quality Control of Water Bodies and Effluents or Wastewater published in the Extraordinary Official Gazette NO. 5021 dated October 11, 1985. The test results have been sent to the Ministry of Environment and Natural Resources. SENECA continues to take corrective actions to bring these measures into compliance.
2. Industrial Effluent, Coche Plant:
Except for hydrogen potential, mineral and fuel gases and oils, biochemical oxygen demand and chemical oxygen demand, all the parameters (21) analyzed show values below the standard limits or range set forth in Decree N0.883, which establishes the Rules for the Classification and Quality Control of Water Bodies and Effluents or Wastewater, published in the Extraordinary Official Gazette NO. 5021 dated October 11,1985. The test results have been sent to the Ministry of Environment and Natural Resources.
3. Noise Levels, Luisa Caceres de Arismendi Plant:
The noise level equivalent (Leq) and the noise level exceeded during 10% of testing period (L10) in the peripheral areas showed that during night hours the levels were higher than the tolerable noise established in Decree NO. 2217 which sets forth the Rules on Noise Pollution Control published in the Special Official Gazette NO.4.418 dated April 23, 1992 for areas classified as Zone IV. The test results have been sent to the Ministry of Environment and Natural Resources. SENECA continues to take corrective actions to bring these measures into compliance.
4. Noise Levels, Coche Plant:
The noise level equivalent (Leq) and the noise level exceeded during 10% of testing period (L10) in the peripheral areas showed that during day and night hours the levels were higher than the tolerable noise established in Decree NO. 2217 which sets forth the Rules on Noise Pollution Control published in the Special Official Gazette NO.4.418 dated April 23, 1992 for areas classified as Zone IV. The test results have been sent to the Ministry of Environment and Natural Resources.
5. Soil Characteristics, Coche Plant: There are two precise pollution points with hydrocarbons sub-products (Fuel pumping system around 6m2 and adjacent area to Unit CAT01 55m2approx.)
6. Equipment that may contain PCB: There are two 660 kVA Marelli transformers manufactured in 1953 currendy out of service which may contain Askarel dielectric oil with capacity of approximately 430 litters each. This equipment has been isolated, covered and kept in metal boxes and shows no signs of leaking. The test results have been sent to the Ministry of Environment and Natural Resources.
7. Underwater Cable: The underwater cable consists of four individual cooper conductors of approximately 28km long, OF type (Internal oil circulation for cooling) manufactured by Fujikura of Japan and installed between 1975 and 1977. As a result of inspections it was determined that two of the four cables have some oil leak apparendy in the Chacopata extreme which are partially under control. Repairs consist of identifying the precise point of the leak, applying a seal or other repair technique, perform the relevant junction and replace the damaged section. These repairs are of outmost priority and should be performed immediately during the second quarter subject to the availability of Fujikura or other vendor managing such technology. SENECA continues to take corrective actions to bring these measures into compliance.

Appendix 4.1 Seneca’s Activities
1. The Maintenance Agreement entered into by GE and SENECA dated July 1, 2005 provides that SENECA shall confirm to GE prior to shipping that all payments related to the shipping of spare parts from abroad shall be covered by the guaranty issued by CMS Electric & Gas, LLC, in favor of GE. As explained hereunder such guaranty is no longer in effect and shall not be renewed as consequence of the sale of SENECA. GE could request a payment guaranty for the shipping of spare parts from abroad.
On March 1, 2004, CMS Electric & Gas, L.L.C., issued a payment guaranty in favor of GE which was renewed for the last time on June 29,2006. Said renewal established that the guaranty was to be in effect until December 29, 2006 and would only cover those spare parts and equipment requested in a letter dated June 29, 2006 which confirmed GE’s quotation NO.06-1281 as evidenced by SENECA’s Purchase Order No.38315, up to the amount of USD 956,641.71. In light of such guaranty CMS Electric & Gas, L.L.C., and SENECA signed a Reimbursement Agreement whereby SENECA agrees to repay any and all costs incurred by CMS Electric & Gas, L.L.C., pursuant the aforementioned guaranty. Effective as of March 26, 2007, the Reimbursement Agreement was terminated in all respects and therefore SENECA is released of any payment or reimbursement obligation.
2. The All Risk Insurance Contract NO 01-04-01914-22-001 entered into with Banesco Seguros, C.A., which is in effect from December 14, 2006 until December 14, 2007 establishes as a requirement of the reinsurance contract set forth in Attachment 6 (Insurance Premium payment Requirements Attachment NO 22-06-9-03 Special Conditions) that the reinsurance premium owed from the date of the agreement shall be paid and received by the reinsures before midnight on April 14, 2007. In the event that such conditions are not met, the reinsurance contract shall be terminated on the aforesaid date and the reinsured shall pay the premium calculated on a pro rata basis for the time at risk. Regarding this matter Banesco Seguros, C A., requested authorization to purchase foreign currency from the Currency Administration Commission (CADIVI) in order to pay the reinsurers: however said authorization has not yet been granted.
3. Clause NO 5 (Worsening of Risk of the Especial Conditions for Industry All Risk Attachment) of the AH Risk Insurance Contract NO 01-04-01914-22-001 entered into with Banesco Seguros, C.A., which is in effect from December 14, 2006 until December 14, 2007 states that if during the life of the policy the risk was change, the insured shall inform Banesco Seguros, CA. of such changes by written notice sent within five (5) consecutive days following the date in which the insured became aware of such changes indicating the precise changes of risk. Banesco Seguros, C.A., shall have fifteen (5) consecutive days commencing on the date notice is received to propose amending or terminating the policy. Additionally, it is set forth that the transfer of interest that the insurer has in the properties subject to the agreement shall constitute a risk change fact. On March 2, 2007 SENECA informed Marsh Venezuela, C.A., that upon the purchase of SENECA’s shares and the Equipment by Buyer, the same maintenance programs will continue in effect. Seller has also requested a confirmation that the purchase of SENECA’s shares and the Equipment is not a worsening of risk; about this matter, on March 15*, 2007 Banesco Seguros,
CA. informed the reassurer through Marsh Venezuela, CA. that Banesco Seguros, CA. would keep in effect SENECA’s insurance policies under the same current conditions and including the new holder of SENECA’s shares, PDVSA.
4. Difficulties with diesei transportation/supply: SENECA’s Luisa Caceres Plant has a storage capacity of approximately 12.5 million liters, while the daily average diesei consumption is approximately 1.5 million liters, seven days a week (with peaks up to 1.7 million liter on holiday season). Due to various circumstances (including without limitation, dispatching problems, limited hours of operation at PDVSA’s El Guamache Plant, unsuitable and unreliable transportation, traffic botdenecks, rate disputes with transporters and increased demand on Margarita Island), SENECA’s inventories of diesei fuel have reached an historically low level of 2.8 million liters. Such information is reported daily to the Ministry of the Popular Power for Energy and Petroleum (Electric Room and Internal Market Division), to the National Management Center, to PDVSA and Deitaven.

SENECA could run short of diesei fuel to operate its plants. Prior to Closing, SENECA will continue to take such actions (or undertake new actions) as it deems reasonably necessary to maintain and replenish its inventories of diesei fuel SENECA has previously proposed, among others, the following solutions:
a) to establish a self-dispacth system in El Guamache
b) to extend dispatch hours until inventory replenishment
c) to dispatch on Sundays and holidays until inventory replenishment
d) Once the inventory is replenished agree with PDVSA/Deltaven delivery of product in Luisa Caseres de Arismendi Plant, allowing PDVSA/Deltaven to manage with more flexibility and opportunity the dispatch of fuel, including gas (service stations) and SENECA requirements.
5. On March 23, 2007, SENECA received notice from the regional Labor Authority that a new Labor Contract has been proposed by SENECA’s labor union. The labor contract proposes wage increases in excess of three hundred percent (300%). The first meeting before the Labor Authority is scheduled for March 28, 2007 which was postponed by the Labor Inspector to be held on April 3™, 2007. SENECA will continue to take such actions as reasonably necessary to delay the first meeting and/or postpone negotiations with the labor union until after Closing. If unsuccessful, SENECA may enter into negotiations with the labor union regarding the proposed Labor Contract
6. As mentioned on Appendix 2.6, on March 8th, 2007 SENECA received assessment N° J-H.04-2007 issued by the Mayor’s Office Tax Department of the Garcia Municipality, in connection with years 1998 to 2006 for the amount of Bs. 61,939,223,059.00, based on Municipality’s Ordinance on Industrial and Commercial License and the Municipal Ordinance on Urban Property Tax. To this respect, SENECA filed defense arguments before the Garcia Municipality’s Tax Department on March 27th, 2007.
7. As describe on Appendix 2.7, there are current and potential litigation in which SENECA is either the plaintiff or defendant processed before the Courts there mentioned. On the Appendix 2.7 all current criminal complaints are also described; in all of which SENECA is the victim.
8. As described in detail on Appendix 2.11, on the assets there mentioned some activities are being carried out or need to be carried out as established on the aforementioned Appendix.
9. As describe don Appendix 2.13, there are potential environmental liabilities against which SENECA continues to take corrective actions to bring these measures into compliance including the notification of these situations to the Ministry of Environment and Natural Resources.
Schedule 2.12
Important Contracts in force entered into by Seneca

	Subject Matter of	Termination Date	Aprox. Annual
Contracting Party	Contract	(dd/mm/yyyy)	Cost ($)	Status
MINISTRY OF ENERGY AND OIL	CONCESSION CONTRACT	26/07/2048		In force
DELTAVEN	Diesel supply for generation in Luisa Caceres Plant and Coche Plant	27/07/2008	12.574.884	In force

	Subject Matter of	Termination Date	Aprox. Annual
Contracting Party	Contract	(dd/mm/yyyy)	Cost ($)	Status
EDELCA (1)	Power delivered at Substations Chacopata I and II	01/07/2018	5.193.455	In force
GE Energy Parts, General Electric International, Turbimeca	Multiannual maintenance plan for Frame 5 generation units	30/06/2009	2.000.000	In force
MANPRESA / SINEAUCA	Processing and collection of garbage disposal fees	14/07/2007	1.311.628	In force
EDELCA (2)	Transportation Services (Toll) power delivered at Substations Chacopata I and II	01/07/2018	1.036.160	In force
Banesco Seguros	(Industrial) Property damage insurance policy	14/12/2007	840.000	In force
BANESCO/ MARSH /London Reinsurers	All Risk Insurance Policy	12/12/2007	800.000	Reinsurers payment is being processed
General Electric International/Turbinas y Mecanica, C A.	TG 10 Unit Major Maintenance	19/06/07 approx., until the completion of the work	750.000	In force
Inversiones El Taparo, CA.	Diesel transportation service to Luisa Caceres Plant and Coche Plant	30/11/2006	684.681	Expired
Sigo	Food Voucher Payments to SENECA’s Employees and Workers on Payroll	23/05/2007	558.140	In force
Makler Administradora	Administration of Self-Administered Health Plan	31/07/2007	446.512	In force
CANTV	Leasing of poles owned by SENECA and used by CANTV for rendering services to third parties	30/06/2007	418.605	In force

	Subject Matter of	Termination Date	Aprox. Annual
Contracting Party	Contract	(dd/mm/yyyy)	Cost ($)	Status
Venequip, S.A.	Coche Plant’s Unit # CAT-02 overhaul	Until delivery date. Estimated date: 6 weeks from delivery of spare parts	354.889	In force
Venequip, S.A.	Coche Plant’s Unit # CAT-05 overhaul	Until delivery date. Estimated date: 6 weeks —from delivery of spare parts	354.889	In process
Seguridad Venezuela, C.A.	Surveillance and Protection of SENECA’s facilities	31/01/2007	252.000	Agreed. Written contract is being prepared by the Legal Department
Servicios Tecnicos Turbicar, CA.	Operation and regular maintenance of Coche Plant	09/08/2007	77.348	In force